Exhibit 99

ANB Corporation
Supplement to the 1998 Annual Report

Restated to reflect the pooling of interests accounting acquisition of Farmers State Bancorp on April 22, 1999.

ANB Corporation Selected Financial Data

(Dollars in Thousands, Except for Per Share Amounts)

                                               1998        1997        1996        1995       1994
FOR THE YEAR:
     Net interest income                   $    27,509 $    26,077 $    24,583 $    23,190 $   20,906
     Provision for loan losses                   1,502       1,027       1,156       1,144        402
     Net interest income
     after provision for loan losses            26,007      25,050      23,427      22,046     20,504
     Net income                                  8,456       8,041       7,070       6,226      5,726
     Dividends                                   3,690       3,270       2,843       2,440      2,194
     Average shares outstanding:
         Basic                               5,386,371   5,349,890   5,391,809   5,478,970  5,480,181
         Diluted                             5,501,616   5,451,073   5,486,769   5,565,303  5,564,315

PER SHARE:*
     Basic net income                      $      1.57 $      1.50 $      1.31 $      1.14 $     1.04
     Diluted net income                           1.54        1.48        1.29        1.12       1.03
     Dividends                                    0.72        0.64        0.55        0.46       0.41
     Stockholders' equity                        13.04       12.26       11.30       10.75       9.72
     Market stock price at year end              23.88       26.13       20.00       15.75      12.00

AT YEAR END:
     Total assets                           $  708,564  $  616,383  $  584,944  $  573,226 $  527,207
     Loans, net                                531,414     470,457     435,699     402,190    375,876
     Deposits                                  590,800     491,881     486,106     495,832    456,721
     Federal Home Loan Bank advances            36,145      39,615      14,000       2,395        395
     Stockholders' equity                       70,409      65,737      60,735      58,381     53,366

*Per share amounts have been restated to give retroactive effect to the 1995 stock split.

Management's Discussion and Analysis of the Financial
Condition and Results of Operations of the Company

The following discussion and analysis is intended to cover the significant factors affecting the Company's consolidated financial statements from January 1, 1996, to December 31, 1998. It is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an analysis of the financial statements alone. It should, however, be read in conjunction with the financial statements and notes included elsewhere herein.

Analysis of Results of Operations Net Income. 1998 was the most profitable year in the history of the Company. Net income for 1998 rose to $8.456 million, an increase of $415 thousand or 5.2% over the previous high of $8.041 million which was reported in 1997. Net income results for 1997 were higher by 13.7% or $971 thousand when compared to the $7.070 million net income recorded in 1996.

Basic net income per common share for 1998, 1997, and 1996 was $1.57, $1.50, and $1.31 respectively. Basic net income per common share increased 4.7% for 1998 over 1997, following an increase of 14.5% in 1997 when compared to 1996.

Diluted net income per common share for 1998, 1997, and 1996 was $1.54, $1.48, and $1.29 respectively. Diluted net income per common share increased 4.1% for 1998 over 1997, following an increase of 14.7% in 1997 when compared to 1996. The compound annual growth rate in diluted earnings per share has been 11.1% for the three year period beginning January 1, 1996 and ending December 31, 1998.

A significant contributor in 1998 to the Company's record earnings was the continued quality growth in the loan portfolio, and the resulting higher level of net interest income generated. Net interest income grew by 5.4% in 1998 over 1997, while net interest margin, stated on a fully taxable equivalent basis, declined 19 basis points from the record high of 4.98% reached in 1997. Also having a positive impact on 1998 results were a 18.7% increase in fees generated by the Company's fiduciary activities and sales and calls of investment securities resulting in gains of $725 thousand.

The following table presents certain key performance ratios for the last three years:

                                                1998     1997     1996

Return on average assets.....................   1.31%    1.37%    1.26%
Return on average equity.....................  12.56    12.98    12.18
Efficiency ratio*............................  59.77    57.74    60.21
Average earning assets to average assets.....  93.12    93.49    93.57
Net interest spread**........................   4.19     4.32     4.28
Net interest margin**........................   4.79     4.98     4.93

*  Excludes one-time special assessment of $589 thousand in 1996.
** Fully taxable equivalent basis

Other factors impacting the net income of the Company are discussed below.

Net Interest Income. 1998 can be best described as a successful year for the Company from a balance sheet growth perspective. Throughout the year aggressive loan portfolio expansion goals were met on a regular basis. It should also be noted that in addition to portfolio lending, the Company originated $30 million of single-family fixed-rate mortgage loans that were sold in the secondary market. Initially, the portfolio production was funded primarily with borrowed money, until the Company's lead bank took advantage of an opportunity to acquire six bank branch offices that held approximately $90 million in deposits. This new source of liquidity not only provided the base for continued loan portfolio growth, but more importantly it represented the establishment of an immediate significant presence in two new markets with an expanded customer base to cross-sell other financial products and services.

This significant asset growth achieved by the Company in 1998 was critical to its efforts to raise net interest income in the continuing difficult flat yield curve interest rate environment that had developed a year earlier. With most financial institutions employing aggressive growth strategies to drive earnings, fierce price competition resulted in a net interest margin squeeze that deeply impacted the financial institutions industries.

Throughout 1998, the United States economy appeared somewhat immune to the foreign economic turbulence that had permeated the globe. In an effort to further protect the nation from potential problems related to changing conditions both at home and abroad, beginning in late September and continuing through mid-November, the Federal Reserve enacted a series of three federal funds rate cuts. The Company's banks followed the lead of the larger regional banks and quickly followed suit with identical cuts to their prime lending rate, a move necessary to remain competitive, but at the cost of creating further pressure on net interest margin for the near term.

In anticipation of these challenging economic conditions, the Company is continuously developing alternative strategies to deal with the expected effect on the volume and nature of loan demand, as well as deposit activity. The Company strives to remain prepared to react to even minor changes in its economic environment, and attempts to fine tune strategies in tandem with changes in its market. This proactive approach is designed to support a macro strategy of focusing on loan portfolio growth as the primary driver of earnings, with funding alternatives being evaluated on an incremental cost basis with full consideration given to the ancillary benefits that can be derived from adding to the Company's retail customer deposit base.

The Company's strategies continued to produce the desired results, as net interest income was once again raised substantially over the record level of the prior year, 1997.

An increase or decrease in net interest income, the Company's primary source of revenue, is the combined result of volume and rate changes for both earning assets and interest-bearing liabilities. As stated earlier, loan volume continued to be the principal factor in another record level of net interest income. The new production was funded through multiple strategies involving principally borrowings and then acquired deposits, in addition to the capital provided by earnings. In a limited capacity, borrowings from the Federal Home Loan Bank ("FHLB") often serve as an attractive alternative funding source from a marginal cost perspective, but long term highly profitable balance sheet growth requires new retail customers and their typically lower cost deposit balances.

Although net interest spread (average yield on earning assets net of average cost of interest-bearing liabilities) decreased somewhat in 1998 from the prior year results, the Company relied on moderate growth in net average earning assets (average earning assets net of average interest-bearing liabilities) coupled with its significant balance sheet growth to continue to push net interest income to a new record level.

Net interest income on a tax-equivalent basis for 1998 of $28.886 million exceeded the 1997 total of $27.417 million by $1.469 million, or 5.4%. The 1997 total represented a similar improvement over the prior year, $1.471 million, or 5.7%, increase over 1996 net interest income on a tax-equivalent basis of $25.946 million. The growth for 1997 was primarily a function of growth in net average earning assets coupled with an improvement in the net interest spread. It should be noted, though, that the consistent net interest income growth for the Company in recent years, as well as for the rest of the industry, was also somewhat dependent upon generally favorable conditions for economic growth.

Total interest income on a tax-equivalent basis of $51.551 million for 1998 was $3.349 million, or 6.9%, higher than the $48.202 million earned in 1997. The increase was due to the greater volume of business, represented by a $52.238 million, or 9.5%, growth in average earning assets from $550.265 million to $602.503 million. The yield on average earning assets fell 20 basis points from 8.76% for 1997 to 8.56% for 1998. The lower yield in 1998 reflected a lower interest rate environment compared to the prior year.

In 1997, total interest income on a tax-equivalent basis rose 5.3% from the $45.794 earned in 1996. The 1997 improvement was accomplished through a $23.956 million, or 4.6%, growth in average earning assets coupled with a 6 basis points increase in yield to 8.76%. Relatively comparable yields on earning assets for the most recent three years were a function of the generally low interest rate volatility environment.

The deposits purchased in September of 1998 were the primary factor in average interest-bearing deposits for the year rising $30.629 million, an 7.0% increase, to $468.067 million from $437.438 million for 1997. The growth for 1997, all internally generated, was $5.102 million, a modest gain of 1.2% over the 1996 average of $432.336 million.

In early 1998, the Company accelerated its use of Federal Home Loan Bank advances to fund the expansion of the loan portfolio, which ultimately resulted in average total borrowed money for the year growing $20.548 million to $50.914 million, a 67.7% increase over $30.366 million in average borrowings for 1997. The greater reliance on borrowings to fund loans, while also providing additional benefit as an interest rate risk management tool, began in 1997 when the total of average borrowed money increased by $13.575 million, or 80.8%, to $30.366 million, compared to only $16.791 million for 1996.

The increase in total interest expense for 1998 was primarily a function of volume growth, as the average cost of funds dropped 7 basis points to 4.37%. One component of that cost, money market investment accounts, did grow in both volume and rate as customers migrated to this product attracted by both its competitive rate and liquidity attribute. Total interest expense for 1998 of $22.665 million was $1.880 million, or 9.0%, above the 1997 total of $20.785 million.

In 1997, total interest expense grew 4.7% from the total of $19.848 million recorded for 1996. The increase was also primarily related to volume changes, with the total net increase to a significant degree mitigated by rate reductions achieved in the certificates of deposit category. Funding strategies and market conditions resulted in a 4.44% cost of funds, a slight increase of two basis points over the 4.42% cost for 1996.

Net average earning assets (average earning assets net of average interest-bearing liabilities) were increased to $83.522 million in 1998, from $82.461 million in 1997 and $77.182 million in 1996, or annual increases of 1.3% and 6.8%, for 1998 and 1997, respectively. The lower growth rate in 1998 was a result of several factors, one of which was the impact from the purchase of the six bank branches with the related premium paid for the purchased transaction. Another factor, also one that is expected to provide significant future bottom line benefit, was the Company's substantial investment in technology. The net growth in net average earning assets was accomplished primarily through the utilization of funds available from undistributed earnings and from an increase in average total balances in non-interest bearing demand deposits during each of the two years.

The Company's growth strategies produced a healthy increase in net interest income in 1998, despite a 13 basis point drop in its net interest spread rate to 4.19% from the 1997 total of 4.32%, which had represented a 4 basis point gain over the 4.28% achieved in 1996.

The following table presents net interest income components on a tax-equivalent basis and reflects changes between periods attributable to movement in either the average balance or average interest rate for both earnings assets and interest-bearing liabilities. The volume differences were computed as the difference in volume between the current and prior year multiplied times the prior year's interest rate, while the interest rate changes were computed as the difference in rate between the current and prior year multiplied times the volume of the prior year. Volume/rate variances have been allocated on the basis of the absolute relationship between volume variances and rate variances.


Analysis of Changes in Net Interest Income

(In Thousands on Fully Taxable Equivalent Basis)
                                                 1998 OVER 1997               1997 OVER 1996
                                           VOLUME    RATE     TOTAL     VOLUME     RATE     TOTAL
INTEREST INCOME
     Federal funds sold.................  $    263  $  (4)  $    259   $  (159)   $    4   $  (155)
     Interest-bearing deposits..........       274      6        280        10        (1)        9
     Investment securities..............       491   (247)       244      (714)       54      (660)
     Loans..............................     3,176   (610)     2,566     3,220        (6)    3,214
                                          --------  -----   --------   -------    ------   -------
         Total..........................     4,204   (855)     3,349     2,357        51     2,408
                                          --------  -----   --------   -------    ------   -------

INTEREST EXPENSE
     NOW accounts.......................        91   (325)      (234)       64       (20)       44
     Money market investment accounts...       457     75        532       (19)       28         9
     Savings deposits...................         1    (72)       (71)      (45)        1       (44)
     Certificates of deposit............       681   (232)       449       263      (157)      106
     Short-term borrowings..............      (221)   (46)      (267)      109        35       144
     Federal Home Loan Bank advances....     1,467      4      1,471       682        (4)      678
                                          --------  -----   --------   -------    ------   -------
         Total..........................     2,476   (596)     1,880     1,054      (117)      937
                                          --------  -----   --------   -------    ------   -------

Change in net interest income(fully
     taxable equivalent basis)..........  $  1,728  $(259)     1,469   $ 1,303    $  168     1,471
                                          ========  =====              =======    ======
Tax equivalent adjustment...............                         (37)                           23
                                                            --------                       -------
Change in net interest income...........                    $  1,432                       $ 1,494
                                                            ========                       =======

Provision for Loan Losses, Allowances for Loan Losses, and Net Charge-offs. During 1998, 1997, and 1996, the Company provided $1.502 million, $1.027 million, and $1.156 million, respectively, to replenish the allowance for loan losses for charge-offs recorded, maintain an adequate balance for potential losses that may exist in the portfolio, and provide for growth in the various components of the Company's loan portfolio.

The allowance for loan losses at year end 1998, 1997, and 1996 was $4.822 million, $4.606 million, and $4.509 million, respectively. Total loan balances at the end of these periods were $536.236 million, $475.062 million, and $440.208 million, and the ratio of the allowance for loan losses to total loan balances was 0.90%, 0.97%, and 1.02%, respectively.

The allowance for loan losses included $435 thousand at December 31, 1998, and $236 thousand at December 31, 1997, for loans considered by the Company to be impaired. Impaired loans totaled $1.810 million and $708 thousand at December 31, 1998 and 1997, respectively.

Net charge-offs in 1998 were $1.286 million compared to $930 thousand in 1997 and $643 thousand in 1996. The ratio of net charge-offs to average outstanding loans for 1998, 1997, and 1996 was 0.26%, 0.20%, and 0.15%, respectively. That compares favorably to the Company's peer group for the years 1997 and 1996, and is higher than peer group for 1998. Late in the fourth quarter of 1998, the Company charged off a commercial loan in the amount of approximately $620 thousand. The Company and its counsel are pursuing the borrower in an effort to recover a portion of the loss incurred.

The Company's dollar amount of outstanding real estate mortgage loans comprised approximately 65% of the Company's total loan portfolio at year end 1998. For 1998 the Company had real estate mortgage loan charge-offs of $55 thousand and recoveries of $53 thousand resulting in a net charge-off of $2 thousand for the year. As shown in the summary of loan loss table below, real estate mortgage charge-offs less recoveries for the five-year period ending December 31, 1998 were $292 thousand, or an average of approximately $58 thousand a year. The ratio of average real estate mortgage net charge-offs to average real estate mortgage loans during this five-year period was only 0.02%.

Based on management's analysis of the composition of the loan portfolio and current economic conditions, management considers the current allowance for loan losses to be adequate.

Summary of Loan Loss Experience
The following table summarizes the loan loss experience for the years indicated.

(In Thousands Except for Ratios)
                                                       1998      1997      1996      1995      1994
ALLOWANCE FOR LOAN LOSSES
     Balance at January 1........................... $ 4,606   $ 4,509   $ 3,996   $ 3,744   $ 2,453
                                                     -------   -------   -------   -------   -------
     Additions resulting from acquisitions..........                                           1,105
                                                                                             -------
     Charge-offs
         Commercial.................................     896       717       301       554       278
         Real estate mortgage.......................      55        97       177       261       114
         Loans to individuals.......................     468       335       247       286       196
                                                     -------   -------   -------   -------   -------
              Total charge-offs.....................   1,419     1,149       725     1,101       588
                                                     -------   -------   -------   -------   -------

     Recoveries
         Commercial.................................      35        83        17        40        57
         Real estate mortgages......................      53        53        20        64       222
         Loans to individuals.......................      45        83        45       105        86
                                                     -------   -------   -------   -------   -------
              Total recoveries......................     133       219        82       209       365
                                                     -------   -------   -------   -------   -------

     Net charge-offs................................   1,286       930       643       892       223
                                                     -------   -------   -------   -------   -------
     Provision for loan losses......................   1,502     1,027     1,156     1,144       409
                                                     -------   -------   -------   -------   -------
     Balance at December 31......................... $ 4,822   $ 4,606   $ 4,509   $ 3,996   $ 3,744
                                                     =======   =======   =======   =======   =======

     Ratio of net charge-offs during the period to
         average loans outstanding during the period.. 0.26%      0.20%     0.15%     0.23%     0.06%

Allocation of the Allowance for Loan Losses at December 31
----------------------------------------------------------

Presented below is an analysis of the composition of the allowance for loan losses (in thousands) and per cent of loans in each category to total loans:

                                                     1998                        1997                       1996
----------------------------------------------------------------------------------------------------------------------------
                                               Amount      Per Cent       Amount       Per Cent      Amount       Per Cent
----------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Balance at December 31:
   Commercial                                  $ 1,953       21.2%          $1,651       22.9%       $1,551         20.5%
   Term federal funds sold                                    1.6                          .3                        1.3
   Real estate mortgage                          1,623       65.2            1,423       64.6         1,228         64.5
   Loans to individuals                            920       10.6              996       10.9           794         12.7
   Tax exempt and other                             62        1.4               33        1.3            28          1.0
   Unallocated                                     264                         503                      908
                                          ----------------------------------------------------------------------------------

   Totals                                       $4,822      100.0%          $4,606      100.0%       $4,509        100.0%
                                          ==================================================================================

                                                                                       1995                   1994
----------------------------------------------------------------------------------------------------------------------------
                                                                                Amount     Per Cent   Amount      Per Cent
----------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in Thousands)
Balance at December 31:
   Commercial                                                                  $1,033         20.7%    $1,103         20.2%
   Term federal funds sold                                                                     2.2                     2.6
   Real estate mortgage                                                         1,131         64.1      1,504         63.7
   Loans to individuals                                                           704         12.1        613         12.5
   Tax exempt and other                                                            15           .9         23          1.0
   Unallocated                                                                  1,113                     501
                                                                          --------------------------------------------------

   Totals                                                                      $3,996       100.0%     $3,744        100.0%
                                                                          ==================================================

Loan Loss Charge-off Procedures
-------------------------------

The subsidiary financial institutions have weekly loan committee meetings at which loans in excess of certain amounts are approved or disapproved and loan delinquencies, maturities and problems are reviewed.

The boards of directors of the subsidiaries receive and review reports on loans monthly, including information on new and renewed, delinquent and problem loans.

All chargeoffs are reported to and approved by the subsidiaries' boards monthly. Loans are charged off when a determination is made that all or a portion of a loan is uncollectible or as a result of examinations by regulators and the independent auditors.

Provision for Loan Losses
-------------------------

In banking, loan losses are one of the costs of doing business. Although the financial institutions' management emphasize the early detection and chargeoff of loan losses, it is inevitable that at any time certain losses exist in the portfolio which have not been specifically identified. Accordingly, the provision for loan losses is charged to earnings on an anticipatory basis, and recognized loan losses are deducted from the allowance so established. Over time, all net loan losses must be charged to earnings. During the year, an estimate of the loss experience for the year serves as a starting point in determining the appropriate level for the provision. However, the amount actually provided in any period may be greater or less than net loan losses, based on management's judgment as to the appropriate level of the allowance for loan losses. The determination of the provision in any period is based on management's continuing review and evaluation of the loan portfolio, and its judgment as to the impact of current economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due.

Other Income. The following table shows the components of other income for 1998, 1997, and 1996.

(In Thousands)
                                                      1998      1997      1996

Fiduciary activities............................... $ 6,097   $ 5,138   $ 4,470
Service charges on deposit accounts................   1,720     1,671     1,610
Other customer fees................................     626       474       542
Other income.......................................     878       569       581
                                                    -------   -------   -------
     Subtotal......................................   9,321     7,852     7,203
Investment securities gains (losses), net..........     725       (13)
Net loans sold gains...............................     236       105       159
                                                    -------   -------   -------
     Total other income............................ $10,282   $ 7,944   $ 7,362
                                                    =======   =======   =======

Other income includes income items that are not directly related to the Company's interest-earning assets. From 1997 to 1998, other income, excluding net investment securities gains (losses) and net loans sold gains, increased $1.469 million, or 18.7%, following a 1996 to 1997 increase of $649 thousand, or 9.0%. The 1998 increase in other income, excluding net investment securities gains (losses) and net loans sold gains, was predominantly the result of increased fees from fiduciary activities, other customer fees, and other income.

In 1998 fiduciary activities fees increased $959 thousand, or 18.7%, over 1997 due to net growth in fiduciary accounts and assets under management. During the period from 1996 to 1997, fiduciary activities fees experienced a 14.9%, or $668 thousand increase. Other customer fees increased $152 thousand, or 32.1%, from 1997 to 1998 following a decline in the 1996 to 1997 period of $68 thousand. The 1998 growth in other customer fees was primarily attributable to increased revenue from fees associated with ATM and check card delivery. Other income increased $309 thousand from 1997 to 1998 which was principally the result of a recovery of $205 thousand in losses that were incurred in prior years and the reversal of a contingency loss that had been accrued in prior years. The increase in other income followed a decrease in other income of $12 thousand from 1996 to 1997.

From 1997 to 1998, service charges on deposit accounts experienced a modest growth of 2.9%, or $49 thousand. From 1996 to 1997, service charges on deposit accounts increased $61 thousand, or 3.8%.

In 1998, market opportunities and calls of investment securities allowed the Company to realize net investment securities gains of $725 thousand. In 1998 the Company recorded net loans sold gains of $236 thousand which represented an increase of $131 thousand over 1997. From 1996 to 1997 net loans sold gains decreased $54 thousand.

Other Expenses. The following table shows the components of other expenses for 1998, 1997, and 1996.

(In Thousands)
                                                        1998     1997     1996

Salaries and employee benefits........................ $12,759  $11,669  $11,220
Premises and equipment expenses.......................   4,183    3,418    2,972
Advertising...........................................     871      562      520
Professional fees.....................................     430      446      332
Deposit insurance expense.............................     105       35      871
Printing and office supplies..........................     779      690      642
Amortization of goodwill and core deposit intangibles.     631      459      375
Other expenses........................................   3,870    3,572    3,412
                                                       -------  -------  -------
     Total other expenses............................. $23,628  $20,851  $20,344
                                                       =======  =======  =======

Other expenses are noninterest operating expenses of the Company. Total other expenses increased $2.777 million, or 13.3%, from 1997 to 1998, and $507 thousand, or 2.5%, from 1996 to 1997.

Salaries and employee benefits increased 9.3%, or $1,090 thousand, from 1997 to 1998, and 4.0%, or $449 thousand, from 1996 to 1997. The 1998 increase was primarily due to the addition of staff in the acquisition of the Anderson and Zionsville branches by American National in September,1998. The 4.0% increase from 1996 to 1997 was principally due to the addition of staff due to the acquisition of the Parker branch in April, 1997 and expansion into the Indianapolis market by ANTIM.

Premises and equipment expenses increased $765 thousand from 1997 to 1998 and $446 thousand from 1996 to 1997. Primarily, these increases reflect the Company's commitment to technology with the mid-year 1997 purchase of a corporate in-house core data processing system for the banking affiliates as well as the fourth quarter 1997 upgrade of ANTIM's core accounting software.

Due to the Company's increased emphasis on marketing programs, as well as the Company's expansion into the Anderson and Zionsville markets, advertising costs increased $309 thousand from 1997 to 1998. The 1998 increase followed a modest increase from 1996 to 1997 of $42 thousand.

Following an increase of $114 thousand from 1996 to 1997, professional fees declined $16 thousand from 1997 to 1998. The 1996 to 1997 increase was primarily attributable to costs associated with the acquisition of the Parker branch by Peoples and a minority interest in Indiana Trust Company by ANTIM.

Deposit insurance premiums increased $70 thousand from 1997 to 1998 following a 1996 to 1997 decrease of $836 thousand. In 1996, the Federal Deposit Insurance Corporation lowered the rate assessed on deposits insured by the Bank Insurance Fund resulting in a reduction in federal deposit insurance expense.

Printing and office supplies increased 12.9%, or $89 thousand, from 1997 to 1998 and 7.5%, or $48 thousand, from 1996 to 1997. The increases were essentially due to general cost increases as well as the acquisition of forms and supplies for new offices.

Amortization of goodwill and core deposit intangibles increased $172 thousand, or 37.5% from 1997 to 1998 and $84 thousand, or 22.4%, from 1996 to 1997. The increase in amortization of goodwill and core deposit intangibles is attributable to the acquisition of the Anderson and Zionsville branches in 1998, the Parker branch in 1997, and the minority interest in Indiana Trust in 1997.

Other expenses increased $298 thousand, or 8.3% from 1997 to 1998. The 1998 increase includes increased fees for various services utilized by the Company. From 1996 to 1997 the Company recorded a moderate increase in other expenses of $160 thousand, or 4.7%.

Income Taxes. Income tax expense for 1998, 1997, and 1996 was $4.205 million, $4.102 million, and $3.375 million, respectively. The Company invests in tax-exempt municipal securities as its principal strategy to reduce federal income taxes. The Company also receives state tax credits for a portion of interest earned on qualified loans made to urban enterprise zone businesses and residents. The law provisions for the enterprise zone state tax credit expired in 1998 for the Company's lead bank and will not be available for years 1999 and beyond.

The effective tax rates for 1998, 1997, and 1996 were 33.2%, 33.8% and 32.3%, respectively. The increase in income tax expense is generally due to increases in income upon which applicable federal and state income taxes are calculated.

BALANCE SHEET ANALYSIS Average Balances and Interest. The Company's balance sheet growth in 1998, driven primarily by continuing strong loan demand, spiked sharply in September when the lead bank closed the transaction for the purchase of six bank branch offices that held approximately $90 million in deposits. Average total assets for 1998 of $647.010 million represented a significant $58.400 million, or 9.9%, gain over the total of $588.610 million for 1997, which by comparison was $26.124 million, or 4.6%, above the average total assets of $562.486 million for 1996.

Well-designed strategic objectives, coupled with a cooperative economic climate, once again produced solid growth in the Company's loan portfolio. Average total loans of $491.770 million for 1998 exceeded by $35.782 million, or 7.8%, the 1997 average of $455.988 million. 1997 also was a very strong growth year, as average total loans increased $35.828 million, or 8.5%, over the prior year average of $420.160 million.

The Company's portfolio of investment securities and overnight investments grew dramatically in September with the cash acquired in the transaction that added the six bank branch offices. The new funds revitalized a liquidity position that had been allowed to decline in anticipation of the transaction closing. They were placed primarily in short term investments, as management had plans to use the funds for liability restructuring, and to support strategies expected to further the expansion of the Company's loan portfolio. Relatedly, the total investment portfolio, including overnight investments, average balance for 1998 of $110.733 million represented a substantial $16.456 million, or 17.5%, increase over the 1997 total of $94.277 million. In 1997, investment portfolio funds were redeployed to take advantage of more profitable lending opportunities, and the total portfolio average balance fell $11.872 million, or 11.2%, from the 1996 total of $106.149 million. This multipurpose portfolio serves as a ready source of liquidity, can be restructured to mitigate interest rate risk in other areas of the balance sheet, and provides further diversification of the Company's total portfolio of earning assets.

Although the purchase of the six bank branch offices was instrumental in the 9.5% growth of average earning assets to $602.503 million for 1998, the premium paid on the acquired deposits caused a negative effect on the ratio of average earning assets to average total assets. As a result, this key ratio decreased slightly in 1998 to 93.1%, compared to 93.5% and 93.6% for 1997 and 1996, respectively. Average earning assets of $550.265 million for 1997 represented a $23.956 million, or 4.6%, increase over the 1996 average.

Average total deposits for 1998 of $523.722 million were up $32.912 million, or 6.7%, above the prior year. Approximately $25 million of the increase in the average resulted from the purchased deposits. In 1997, average total deposits for the year of $490.810 million represented a $10.129 million, or 2.1%, increase over 1996.

As strong loan demand carried over into 1998, the Company encountered an increasing need to fund loan production through wholesale funding sources and decided to increase its use of FHLB credit products. This strategy allowed the Company to continue to meet the home financing needs of the communities it serves, grow its residential mortgage loan portfolio, and add longer term liabilities to mitigate interest rate risk in the balance sheet. The new residential mortgages also qualify as eligible collateral for additional borrowings from the FHLB. This substantial borrowing activity in 1998 resulted in average FHLB borrowings increasing by $24.803 million, or 131.8%, over the 1997 average to $43.623 million. In 1997, FHLB borrowings averaged $18.820 million, which was $11.577 million, or 159.8%, higher than 1996. Due to a declining need, average short term borrowings dropped in 1998 to $7.291 million, compared to $11.546 million and $9.548 million for 1997 and 1996, respectively.

Strategies employed by the Company's management, together with continuing favorable economic conditions in recent years, have resulted in consistent and respectable net interest income growth. Net interest income on a tax equivalent basis for 1998 reached $28.886 million, compared to $27.417 million for 1997 and $25.946 million for 1996. The results for the most recent two years reflect increases of $1.469 million, or 5.4%, and $1.471 million, or 5.7%, for 1998 and 1997, respectively.

A summary of average earning assets and interest-bearing liabilities is set forth below, together with the interest earned (on a tax-equivalent basis) and paid on each major type of earning asset and interest-bearing liability account. The average yield of the earning assets and the average rate paid on the interest-bearing liabilities is also summarized.

(In Thousands Except for Ratios)

                                                  1998                        1997                         1996
                                                  INTEREST                    INTEREST                     INTEREST
                                         AVERAGE  INCOME/  AVERAGE   AVERAGE  INCOME/   AVERAGE   AVERAGE  INCOME/   AVERAGE
                                         BALANCE  EXPENSE  RATE (%)  BALANCE  EXPENSE   RATE (%)  BALANCE  EXPENSE   RATE (%)
ASSETS
   Federal funds sold.................. $  7,882  $   422   5.35%   $  2,971  $   163    5.49%   $  5,867  $   318    5.42%
   Interest-bearing deposits...........    5,477      298   5.44%        419       18    4.30%        182        9    4.95%
   Investment securities
      Taxable..........................   52,528    3,322   6.32%     46,960    3,040    6.47%     55,979    3,615    6.46%
      Tax-exempt.......................   44,846    3,966   8.84%     43,927    4,004    9.12%     44,121    4,089    9.27%
                                        --------  -------           --------  -------            --------  -------
       Total investment securities.....   97,374    7,288   7.48%     90,887    7,044    7.75%    100,100    7,704    7.70%
   Loans*
      Commercial.......................  109,736   10,772   9.82%     99,247    9,796    9.87%     96,250    9,384    9.75%
      Term federal funds...............    5,726      311   5.43%      3,475      191    5.50%      5,528      295    5.34%
      Real estate mortgage.............  319,034   27,013   8.47%    296,855   25,537    8.60%    263,738   22,800    8.64%
      Loans to individuals.............   52,988    5,090   9.61%     53,772    5,236    9.74%     52,211    5,098    9.76%
      Tax exempt.......................    4,286      357   8.33%      2,639      217    8.22%      2,433      186    7.64%
                                        --------  -------           --------  -------            --------  -------
       Total loans.....................  491,770   43,543   8.85%    455,988   40,977    8.99%    420,160   37,763    8.99%
                                        --------  -------           --------  -------            --------  -------
         Total earning assets..........  602,503   51,551   8.56%    550,265   48,202    8.76%    526,309   45,794    8.70%
                                                  -------                     -------                      -------
   Allowance for loan losses...........   (4,619)                     (4,411)                      (3,985)
   Cash and due from banks.............   19,812                      18,637                       17,680
   Premises and equipment..............   13,636                      11,915                       10,691
   Other assets........................   15,678                      12,204                       11,791
                                        --------                    --------                     --------
      Total assets..................... $647,010   51,551           $588,610   48,202            $562,486   45,794
                                        ========  -------           ========  -------            ========  -------
LIABILITIES
   Interest-bearing deposits
      NOW accounts.....................  $88,802    1,861   2.10%   $ 84,961    2,095    2.47%    $82,375    2,051    2.49%
      Money market investment accounts.   56,993    1,887   3.31%     43,091    1,355    3.14%     43,704    1,346    3.08%
      Savings deposits.................   35,289      837   2.37%     35,266      908    2.57%     37,023      952    2.57%
      Certificates of deposit..........  286,983   15,127   5.27%    274,120   14,678    5.35%    269,234   14,572    5.41%
                                        --------  -------           --------  -------            --------  -------
      Total interest-bearing deposits..  468,067   19,712   4.21%    437,438   19,036    4.35%    432,336   18,921    4.38%
   Short-term borrowings...............    7,291      373   5.12%     11,546      640    5.54%      9,548      496    5.19%
   FHLB advances.......................   43,623    2,580   5.91%     18,820    1,109    5.89%      7,243      431    5.95%
                                        --------  -------           --------  -------            --------  -------
     Total interest-bearing liabilities  518,981   22,665   4.37%    467,804   20,785    4.44%    449,127   19,848    4.42%

   Non-interest bearing demand deposits   55,655                      53,372                       48,345
   Other liabilities...................    5,042                       5,468                        6,974
                                        --------                    --------                     --------
         Total liabilities.............  579,678                     526,644                      504,446

STOCKHOLDERS' EQUITY...................   67,332                      61,966                       58,040
                                        --------  -------           --------  -------            --------  -------
            Total liabilities and
            stockholders' equity....... $647,010   22,665   3.76**  $588,610   20,785    3.78**  $562,486   19,848    3.77**
                                        ========  -------           ========  -------            ========  -------
         Net interest income...........           $28,886   4.79%             $27,417    4.98%             $25,946    4.93%
                                                  =======                     =======                      =======
   Adjustment to convert tax-exempt
   investment securities and loans to
   fully taxable equivalent basis,
   using marginal rate of 34% after
   adjustment for effect of
   non-deductible interest expense
   attributed to such assets                      $ 1,377                     $ 1,340                      $ 1,363
                                                  =======                     =======                      =======

 * Loans held for sale are included with loans. Nonaccruing loans have been included in the average balances.
** Total interest expense divided by total earning assets

Assets. The Company's total assets grew dramatically in 1998, primarily a result of the purchase of six bank branch offices, and totaled $708.564 million at year end. This new record level represented $92.181 million, or 15.0%, growth over the December 31, 1997, total assets balance of $616.383 million. In 1997, total assets rose to a Company high at that time, finishing the year $31.439 million, or 5.4%, higher than the December 31, 1996, total of $584.944 million.

The investment securities portfolio of $98.027 million at December 31, 1998, was considerably higher than the balance a year earlier of $87.599 million. The change was primarily a result of the influx of cash from the purchased branches, most of which was invested in short term instruments and then used to fund loans and liability restructuring. Approximately $6 million of longer term municipal securities were sold late in the year in anticipation of additional cash being needed to fund the significant volume in both the mortgage loan and commercial loan pipelines.

Investment securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings, but reported in a separate component of stockholders' equity. As a result of a management decision to maintain greater liquidity and flexibility within the portfolio, securities classified as available for sale represented approximately 91% of the portfolio at December 31, 1998. This compares to 87% and 83% at years ended 1997 and 1996, respectively.

The mix of the portfolio also changed materially during 1998, as the Company increased its position in Federal agency notes from $10.749 million to $33.621 million. The additions were mostly callable notes that offered an initial return significantly higher than fixed maturity alternatives.

The total of $87.599 million in investment securities at December 31, 1997, was down $8.706 million from the prior year end. The decline in the portfolio during 1997 was primarily a function of meeting loan growth opportunities with strategies designed to enhance the return on the Company's earning assets.

The available-for-sale investment portfolio totals include unrealized gains net of unrealized losses totaling $1.501 million and $2.414 million at December 31, 1998 and 1997, respectively. As market conditions result in the recording of adjustments to the carrying value of investment securities classified as available for sale, corresponding entries, reduced by related income taxes, may increase or decrease stockholders' equity.

Securities with a carrying value of $16.686 million, or 17.0% of the total investment portfolio at December 31, 1998, were scheduled to mature within one year. The following table shows the mix of the investment securities portfolio for each of the last three years at December 31, and the maturity distribution at year end 1998:

(In Thousands Except for Ratios)

AVAILABLE FOR SALE (1)                      1998                 1997                1996
                                     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT   PERCENT
U.S. Treasury...................... $  9,102     10.2%    $19,773     25.9%   $23,244     29.1%
Federal agencies...................   32,121     36.1%      9,749     12.8%     8,175     10.2%
State and municipal................   37,208     42.0%     45,821     60.1%    44,493     55.6%
Mortgage-backed securities.........    9,968     11.2%                          3,107      3.9%
Marketable equity securities.......      397      0.4%        813      1.1%       690      0.9%
Corporate obligations..............      100      0.1%        100      0.1%       200      0.3%
                                     -------    ------    -------    ------   -------    ------
                                     $88,896    100.0%    $76,256    100.0%   $79,909    100.0%
                                     =======    ======    =======    ======   =======    ======
(1) Available-for-sale securities are carried at market value

HELD TO MATURITY                            1998                 1997                1996
                                     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT   PERCENT
U.S. Treasury...................... $  5,745     62.9%    $ 8,366     73.8%   $13,328     81.2%
Federal agencies...................    1,500     16.4%      1,000      8.8%       698      4.3%
State and municipal................    1,886     20.7%      1,977     17.4%     2,160     13.2%
Mortgage-backed securities.........                                               210      1.3%
                                     -------    ------    -------    ------   -------    ------
                                     $ 9,131    100.0%    $11,343    100.0%   $16,396    100.0%
                                     =======    ======    =======    ======   =======    ======

Available-for-sale state and municipal securities decreased $8.613 million, or 18.8%, from 1997 to 1998 due to sales and calls of state and municipal securities.

The maturity distribution and average yields for the securities portfolio at December 31, 1998 were:

                                    Within 1 Year             1-5 Years              5-10 Years           Over 10 Years
                                --------------------------------------------------------------------------------------------
                                  Amount      Yield*      Amount      Yield*      Amount     Yield*     Amount     Yield*
----------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Available for sale(2)
   U. S. Treasury                $  2,555      6.7%      $   6,354     6.2%
   Federal agencies                 4,971      5.3          13,027     5.9         $14,076     6.1%
   State and municipal*             4,425     10.3           5,137     8.3          13,098     8.9       $13,216     8.5%
   Corporate obligations              100      5.5
   Mortgage-backed securities                                1,013     7.0             910     6.5         8,116     6.7
   Other securities                   397      7.2
                                --------------------------------------------------------------------------------------------

      Totals                     $ 12,448      7.4%       $ 25,531     6.5%        $28,084     7.4%      $21,332     7.8%
                                ===========             ===========             ===========           ===========

Distribution Percent                14.2%                    29.2%                   32.1%                 24.5%

(2) Available for sale amounts shown in the maturity distribution table are at amortized cost for computation of yields.


                                    Within 1 Year             1-5 Years              5-10 Years           Over 10 Years
                                --------------------------------------------------------------------------------------------
                                  Amount      Yield*      Amount      Yield*      Amount     Yield*     Amount     Yield*
----------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Held to Maturity
   U. S. Treasury                $  3,702      6.6%      $   2,043     6.5%
   Federal agencies                                          1,000     6.2         $   500     6.1%
   State and municipal*               500      6.1           1,386     6.7
                                --------------------------------------------------------------------------------------------

      Totals                     $  4,202      6.6%      $   4,429    6.5%         $   500     6.1%
                                ===========             ===========             ===========

Distribution Percent                46.0%                    48.5%                    5.5%

* Interest yields on state and municipal securities are presented on a fully taxable equivalent basis using a 34% rate after adjustment for effect of non-deductible interest expense attributed to such investments.

Loans. The Company continued to rely primarily on loan portfolio growth to drive earnings growth, with positive results being achieved throughout 1998. The principal ingredients for another successful year of portfolio management were effective marketing strategies, strong relationship development, and an economic climate that presented the necessary opportunities for significant new lending activity. The Company's efforts in 1998 produced a substantial $61.173 million, or 12.9%, increase in portfolio size from $475.063 million at prior year end to $536.236 million at December 31, 1998. By comparison, in 1997 the loan portfolio growth was $34.855 million, or 7.9%, over the 1996 year end portfolio of $440.208 million The portfolio growth for 1998 was concentrated mostly in real estate loans originated for both residential and commercial properties, as borrowers took advantage of relatively low long term interest rates, resulting in significant refinancing activity, with some migration from adjustable rate products. Using cash available from the purchase of the six bank branch offices, the Company was able to selectively grow that portion of the portfolio, while continuing to sell loans to Federal Home Loan Mortgage Corporation. The Company views growth of its loan servicing portfolio as a strategy essential to expanding its customer base, in addition to producing a rising fee income annuity.

In 1998 the Company grew real estate loans by $42.729 million, or 13.9%, to $349.684 million from $306.955 million at December 31, 1997. Real estate loans represented 65.2% and 64.6% of the total loan portfolio at December 31, 1998 and 1997, respectively. The Company's aggressive secondary market operations in 1998 produced a $9.251 million, or 15.9%, increase in mortgage loans serviced for others from $58.265 million on December 31, 1997, to $67.516 at year end 1998.

In 1998, commercial loan growth slowed from the prior year, being impacted by early repayments and financing opportunities in the commercial mortgage area. Improving cash flow for many customers resulted in lower line of credit usage, and several major commercial loan relationships were paid as local businesses were sold. In spite of these impediments, the Company was still able to realize a $5.404 million, or 5.0%, increase in balances to $113.943 million, compared to $108.539 million at December 31, 1997.

1998 followed an extremely successful growth year in 1997, during which the Company was able to generate a significant $18.159 million, or 20.1%, increase over the December 31, 1996, total of $90.380 million in commercial loan balances.

The Company was also rewarded in 1998 for its considerable effort in implementing growth strategies for the consumer loan component of the portfolio, as total balances reached $56.731 million at December 31, 1998, a $4.894 million, or 9.4%, gain over the prior year end total of $51.837 million.

Types of Loans
--------------

The loan portfolio at the dates indicated is presented below:

December 31                                           1998            1997            1996            1995           1994
----------------------------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)
Commercial                                         $ 113,943        $108,539        $ 90,380        $ 84,258        $76,740
Term federal funds sold                                8,623           1,500           5,500           8,784          9,969
Real estate mortgage                                 349,684         306,955         284,059         260,306        241,646
Individuals' loans for
    household expenditures                            56,731          51,837          55,718          49,059         47,292
Tax-exempt and other loans                             7,255           6,232           4,551           3,779          3,972
                                              ------------------------------------------------------------------------------

         Total loans                                $536,236        $475,063        $440,208        $406,186       $379,619
                                              ==============================================================================

Maturities and Sensitivities of Loans to Changes in Interest Rates
------------------------------------------------------------------

Presented in the table below are the maturities of the commercial loan portfolio and the sensitivity of the portfolio at December 31, 1998 as to predetermined or adjustable interest rates.

                                                          Within             1-5              Over
                                                          1 Year            Years            5 Years           Total
---------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Fixed rate loans                                             $ 20,502          $ 18,802           $2,645          $ 41,949
Variable rate loans                                            49,725            16,799            5,470            71,994
                                                      ---------------------------------------------------------------------

   Totals                                                    $ 70,227          $ 35,601           $8,115         $ 113,943
                                                      =====================================================================

Per cent                                                        61.7%             31.2%             7.1%            100.0%

Principal balances of term loans included in the 1-5 Years and Over 5 Years categories are shown based on maturity date.

Risk Elements
-------------

Nonaccrual, past due and restructured loans

December 31                                           1998           1997            1996          1995            1994
--------------------------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)
Nonaccruing loans                                    $ 1,237        $ 546           $1,345        $1,184          $2,472
 Accruing loans contractually
 past due 90 days or more as to
 interest or principal payments                          973          966              884           583           1,034
Restructured loans                                       243          590               63           880             156

Impaired loans included in the above table               488          190              720

Nonaccruing loans are loans which are reclassified to a nonaccruing status when in management's judgment the collateral value and financial condition of the borrower do not justify accruing interest. Interest previously recorded but not deemed collectible is reversed and charged against current income. Interest income on these loans is then recognized when collected.

Restructured loans are loans for which the contractual interest rate has been reduced or other concessions are granted to the borrower because of a deterioration in the financial condition of the borrower resulting in the inability of the borrower to meet the original contractual terms of the loans.

No interest income for the year ended December 31, 1998 was recognized on the nonaccruing and restructured loans listed in the table above, whereas interest income of $24,000 would have been recognized under their original loan terms.

Potential problem loans:

Management has identified additional impaired loans of $1,322,000 as of December 31, 1998, not included in the risk element table, about which there are doubts as to the borrowers' ability to comply with present repayment terms. Loans are considered to be impaired when it becomes probable that the bank subsidiaries will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Risk elements are considered by management in determining the appropriate level of the allowance for loan losses.

Other Assets. Emphasis on continuing to add new technology to better serve the Company's existing customers and gain new ones, and the purchase of the six bank branch offices were the chief factors responsible for the net book value of premises and equipment increasing by $389 thousand to $13.443 million at December 31, 1998. In 1997, the Company's revamping of its technology systems, including the installation of a new core processing system and a computer network linking all offices, resulted in significant investment costs that were the primary factor in a $2.456 million rise in the carrying value of premises and equipment for the year.

The $332 thousand and $1.986 million increases in 1998 and 1997, respectively, for total Federal Reserve and FHLB stock were due to additional investments required to support a higher credit line at the FHLB.

The balance of core deposit intangibles and goodwill was $6.913 million higher at December 31, 1998, than a year earlier as a result of the purchase of the bank branches.

Deposits. Through early 1998 the loan portfolio growth had been fueled primarily by borrowings from the FHLB, and the Company's lead bank began to approach its credit limit with that facility when the opportunity surfaced to bid on six bank offices with approximately $90 million in deposits. Being the successful bidder not only provided the funds to increase the pace of loan portfolio growth in 1998, but also shored up a weakened liquidity position, created an immediate significant presence in two new markets for further business development, and broadened the customer base to spread the rising costs for the new technology so critical to carrying the Company into the new millennium.

In 1998, competition for deposits among financial institutions heated up and certificate of deposit "specials" became more widely used and more aggressively priced. The continuing climb of the stock market and attractive returns on alternative investments available through non-bank competitors also created a difficult environment for internally generated deposit account growth. The Company's continuing efforts to manage the marginal cost of new retail deposits further increased the difficulty in achieving meaningful growth in total deposit account balances.

The deposits acquired in 1998, coupled with moderate internal growth, resulted in total deposits at December 31, 1998, of $590.800 million, an increase of $98.919 million, or 20.1%, more than the prior year end. By comparison, total deposits of $491.881 million at December 31, 1997, represented a slight gain for the year of $5.775 million, or 1.2%.

Due to a relatively low interest rate environment and a very flat yield curve that offered minimal incentive for customers to lock in long term rates, funds continued to migrate to daily money market deposit accounts and short term certificates of deposit. As of December 31, 1998, 40.9% of interest-bearing deposits were in daily accounts, compared to only 37.9% at December 31, 1997. Additionally, 78.6% of all certificate of deposit balances at December 31, 1998, were scheduled to mature within one year. By comparison, a year earlier 72.4% of all certificate balances were scheduled to mature within twelve months.

This shift in the retail deposit mix to more liquid instruments creates significant challenges for management from both an interest rate risk and customer retention perspective. The Asset/Liability Management committees of the Company's banks meet on a regular basis, with special meetings called as needed, to deal with these issues and fine tune strategies designed to meet earnings objectives.

DEPOSITS

The following table shows the average amount of deposits and the average rate of interest paid thereon for the years indicated.

                                                       1998                       1997                       1996
----------------------------------------------------------------------------------------------------------------------------
                                                Amount         Rate        Amount         Rate         Amount        Rate
----------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Noninterest-bearing demand                        $55,655                 $  53,372                   $ 48,345
NOW accounts                                       88,802        2.1%        84,961           2.5%      82,375         2.5%
Money market investment accounts                   56,993        3.3         43,091           3.1       43,704         3.1
Savings                                            35,289        2.4         35,266           2.6       37,023         2.6
Certificates of deposit                           286,983        5.3        274,120           5.4      269,234         5.4
                                             --------------             --------------             --------------
     Totals                                      $523,722                  $490,810                   $480,681
                                             ==============             ==============             ==============


As of December 31, 1998, certificates of deposit and other time deposits of $100,000 or more mature as follows:

                                                             3-6              6-12              Over
                                         3 Months           Months           Months          12 Months           Total
-----------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Certificates of deposit                   $45,844           $13,856          $ 7,635           $ 9,663          $76,998

Per cent                                     59.5%             18.0%            10.0%             12.5%           100.0%

Borrowed Funds. As stated earlier, the Company relied heavily on FHLB borrowings in 1997 and through early 1998 to fund the considerable growth of the loan portfolio. There was a significant paydown of these borrowings in the last quarter of 1998. Using the cash from the retail deposits acquired with the purchase of the bank branches, the Company reduced total borrowings from the FHLB to $36.145 million at December 31, 1998, $3.470 million less than a year earlier. By contrast, the December 31, 1997, total of $39.615 million was $25.615 million higher than the prior year end.

At times the Company will fund large long term loans with FHLB borrowings to lock in a spread and minimize interest rate risk in the balance sheet. These and other interest rate risk management strategies have resulted in $19.530 million, or 54.0%, of the dollar amount of FHLB advances on the books at year end 1998 having scheduled maturity dates beyond one year.

The availability of FHLB borrowings as an alternative funding source to new deposits also allows the Company's management to price deposits with reasonable consideration given to controlling the marginal cost of growth.

Federal funds, repurchase agreements, and U.S. Treasury tax notes are all borrowing instruments used to meet the short-term cash needs of the Company. These short-term borrowings totaled $5.841 million at December 31, 1998, down $7.880 million, or 57.4%, from a year earlier. This substantial change was also primarily a result of the availability of funds from the purchased bank branches.

Total borrowed funds were reduced substantially in the last quarter of 1998 to $41.986 million at December 31, 1998, down $11.350 million, or 21.3% lower than a year earlier.

SHORT-TERM BORROWINGS

December 31                                                                  1998             1997             1996
-------------------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
Short-term borrowings
  Federal funds purchased                                                                   $ 6,375           $ 7,325
  Securities sold under repurchase agreements                              $ 4,321            3,980             7,203
  U. S. Treasury demand notes                                                1,520            3,366             4,187
                                                                      ---------------------------------------------------

     Totals                                                                $ 5,841          $13,721           $18,715
                                                                      ===================================================

Securities sold under repurchase agreements are borrowings maturing within one year and are secured by U. S. Treasury and Federal agencies securities.

Pertinent information with respect to short-term borrowings is summarized below:

December 31                                                                     1998             1997             1996
-------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate on outstanding balance
  Securities sold under repurchase agreements                                    4.3%             5.1%              5.1%
  Total short-term borrowings                                                    4.2              5.9               6.1

Weighted average interest rate paid on short-term
  borrowings during the year                                                     5.1              5.5               5.2

Highest amount outstanding at any month end during the year (in thousands)

  Securities sold under repurchase agreements                                  $5,353         $  6,932          $  7,203

  Total short-term borrowings                                                  14,673           19,669            18,715

Average short-term borrowings outstanding
  during the year (in thousands)                                                7,291           11,546             9,548

Liquidity, Interest Rate Sensitivity, and Market Risk. The principal objective of liquidity management is to insure the availability of sufficient funds to meet borrowers' credit requirements and depositor withdrawal needs on a continual basis, while maintaining a responsive program of investing excess funds until the need arises for their use. Funds management committees are responsible for monitoring the liquidity position on a monthly basis at each affiliate. Outside sources for temporary primary liquidity, which include the federal funds market and the Federal Reserve discount window, are available should such a situation develop.

During 1998 and 1997, funds principally provided through net income, advances from the Federal Home Loan Bank and a reduction in the Company's average daily federal funds sold position were used by the Company to take advantage of loan demand. In addition, in September 1998, deposits acquired in the acquisition of the branches by American National provided additional funds to meet loan demand.

Interest rate sensitive assets and liabilities are monitored monthly by the Asset/Liability Management committees. A rate sensitive asset is any asset that can be repriced upward or downward within a specific time frame, and likewise, a rate sensitive liability is any liability that can be repriced upward or downward within the identical time frame. Measuring interest rate sensitivity is an important fundamental to develop so that proper management of interest margins can be achieved, thereby avoiding wide variances in net interest income and net income. A positive or negative gap results from the measurement of rate sensitivity, and this gap can be expressed as a percentage of total assets. The lower the negative or positive gap, the less likely a severe earnings swing will occur during periods of rapidly changing interest rates.

On December 31, 1998, the Company had $285.694 million in rate-sensitive assets and $373.064 million in rate-sensitive liabilities which matured or could be repriced within one year. For this one year time frame, the Company had a negative rate sensitivity gap. A negative rate sensitivity gap is beneficial to the Company's net interest income during a time when interest rates are falling, and could adversely impact the Company's net interest income during a period in which interest rates are rising. The Company's current negative gap for the one year time frame expressed as a percentage of total assets is 12.3%.

The following table shows the gap position of the Company at December 31, 1998.

(In Thousands Except for Ratios)

                                            0-3       3-6     TOTAL 6     6-12   TOTAL 12   OVER 12  CURRENT
                                          MONTHS     MONTHS   MONTHS     MONTHS   MONTHS    MONTHS   BALANCE
EARNING ASSETS
     Federal funds sold................. $  5,200            $  5,200            $  5,200           $  5,200
     Interest-bearing deposits in banks.    3,003               3,003               3,003              3,003
     Securities available for sale
         Taxable........................    5,233      $988     6,221    $1,822     8,043   $43,645   51,688
         Tax-exempt.....................    3,840               3,840       601     4,441    32,767   37,208
     Securities held to maturity
         Taxable........................                                  3,702     3,702     3,543    7,245
         Tax-exempt.....................                                    500       500     1,386    1,886
     Mortgage loans held for sale.......      311                 311                 311                311
     Loans..............................  114,997    59,939   174,936    80,913   255,849   280,387  536,236
     Federal Reserve and Federal Home
      Loan Bank stock...................    4,645               4,645               4,645       386    5,031
                                         --------   -------  --------   -------  --------  -------- --------
              Totals....................  137,229    60,927   198,156    87,538   285,694   362,114  647,808
                                         --------   -------  --------   -------  --------  -------- --------

INTEREST-BEARING LIABILITIES
     Deposits
         NOW accounts...................   10,614     9,457    20,071    15,927    35,998    61,293   97,291
         Money market accounts..........   25,790    17,457    43,247    19,812    63,059    16,762   79,821
         Regular savings................    1,670     1,593     3,263     2,977     6,240    30,463   36,703
         Certificates of deposit........  139,477    50,977   190,454    54,857   245,311    63,345  308,656
     Short-term borrowings..............    5,841               5,841               5,841              5,841
     Federal Home Loan Bank advances....    3,500     1,000     4,500    12,115    16,615    19,530   36,145
                                         --------   -------  --------   -------  --------  -------- --------
              Totals....................  186,892    80,484   267,376   105,688   373,064   191,393  564,457
                                         --------   -------  --------   -------  --------  -------- --------

Rate sensitivity gap positive
 (negative)............................. $(49,663) $(19,557) $(69,220) $(18,150) $(87,370)
                                         ========   =======  ========   =======  ========
Rate sensitivity gap as a percent of
 total assets...........................    (7.0%)   (2.8%)     (9.8%)    (2.6%)   (12.3%)
Percent of earning assets to
 interest-bearing liabilities...........    73.4%               74.1%               76.6%

Market risk is the risk of loss in financial instruments arising from adverse changes in market rates and prices. Interest rate risk is the primary source of market risk for the Company. Interest rate risk is always present in the Company's balance sheet, impacting the Company's performance and value. The Company's Asset/Liability Management committees monitor and manage interest rate risk on an ongoing basis.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. When interest rates change, the interest income and expense streams associated with the Company's financial instruments change, thereby impacting net interest income. The Company uses a rate sensitivity gap analysis and rate shock analysis for estimating the impact on interest margin in the event of market interest rate changes. The timing mismatch between the re-pricing of assets and liabilities is at the core of interest rate risk. If re-pricing opportunities of assets and liabilities were identical, there would be no risk and the spread between the two would remain constant if assets and liabilities were priced off of the same index or yield curve. However, in reality the mismatch exists, and it is the Company's challenge to quantify and manage the timing difference of the interest spread.

Based on the Company's model utilized, if market interest rates were to immediately increase 100 basis points, the Company would experience a slight decline in earnings, due to a decrease in net interest income of approximately $240 thousand over a one year time period. This hypothetical estimate is based on numerous assumptions including yield curve shape and loan amortization. In addition, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The analysis assesses the behavior of earning assets and interest-bearing liabilities and assumes that account rate behavior correlates to economic behavior. The Company cannot make any assurances as to the predictive nature of these assumptions, nor can it assess the impact of such variables as prepayment and refinancing levels, depositor withdrawals, customer product preference changes, and competitive factors as well as other internal and external variables. In addition, this analysis cannot reflect actions taken by the Company's Asset/Liability Management committee; therefore, this analysis should not be relied upon as indicative of expected operating results.

Capital. A strong capital position continues to be a primary goal of the Company. Accordingly, capital positions are monitored on an ongoing basis to ensure that the Company maintains adequate capital and that its affiliate banks maintain ratios in excess of those considered by regulatory authorities to be "well capitalized." Bank regulators have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized, and critically undercapitalized.

Bank regulators have also adopted "risk adjusted" capital ratios for banks and bank holding companies. These risk based guidelines require the assignment of risk weightings to all assets and certain off-balance sheet items. Banks are required to have a total risk-based capital ratio of 10% or greater to be considered "well capitalized." At December 31, 1998, Peoples was well capitalized with a total risk-based capital ratio of 10.9% and Farmers State Bank was well capitalized with a total risk-based capital ratio of 17.4%. American National's ratio was 9.4%, which was in excess of an adequate capital ratio of 8.0% and less than the well capitalized ratio of 10.0%. The Company's total risk-based capital ratio at December 31, 1998, was 13.0%.

Branch expansion by the Company's lead bank will require additional capital be injected at the bank level to support new loan growth which is anticipated to occur. To facilitate the additional capital needs, the Company plans to reallocate capital among its affiliates thus achieving a more efficient and effective use of capital. In addition, the Company is considering other outside sources of funds available to satisfy its capital needs.

For the three years ended December 31, 1998, the Company recorded net income totaling $23.567 million. Total stockholders' equity has grown from $58.381 million on January 1, 1996, to $70.409 million at year end 1998, an increase of $12.028 million or 20.6% for the three-year period. Shareholders have received a total of $9.803 million in cash dividends, which represents a dividend payout of net income equal to 41.6% during this three-year period. In August of 1998, the Company's Board of Directors approved increasing the quarterly dividend from $0.17 to $0.19 a share effective with the third quarter of 1998. This 11.8% increase in the quarterly dividend rate marked the nineteenth consecutive year dividends have grown at a rate of 10.8% or more. The average increase in total dividends paid per share during the last fifteen years has been 16.2%.



The following table shows various capital and performance ratios for the last three years:

                                                         1998     1997     1996
Capital ratios
     Total capital to risk-weighted assets.............. 13.0%    14.7%    14.8%
     Tier I capital to risk-weighted assets............. 12.0     13.7     13.8
     Tier I capital to average assets (leverage ratio)..  8.2      9.9      9.6
Dividend payout ratio*.................................. 43.6     40.1     40.2
Increases in annual dividends paid...................... 12.5     16.4     19.6
Total return to investors**............................. (6.1)    34.6     30.9
Market value as a % of book value.......................183.4    213.5    175.6
Price/earnings multiple at year end..................... 15.5     17.7     15.5
Average equity to average assets ratio.................. 10.4     10.5     10.3


* Total dividends to net income
**Market value change with dividends reinvested


Year 2000. A significant issue in the banking industry and for the economy overall relates to the year 2000. The Year 2000 ("Y2K") issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. In 1997 the Company and each of its affiliates formed Year 2000 committees to address Y2K issues. These committees included key members of the operations and technology staff, representatives of functional business units, and senior management. A plan was created and is regularly evaluated by senior management and the respective affiliate Boards of Directors.

An inventory of all software and hardware used throughout the company was completed, and letters were sent to all parties to track the Y2K status of vendors providing services and equipment. The Company continues to monitor progress of these parties and any new parties with which the Company does business. Of the systems and applications used, a determination was made to identify those that were "mission-critical" to the operations of the Company.

In 1997 the Company upgraded the core data processing system used by the banking affiliates and also several other peripheral systems. In addition, ANTIM upgraded its core accounting system. These upgrades placed the Company on the cutting edge of technology along with the added benefit of the Year 2000 readiness that was provided by the new systems. Since the Company relies predominately on third-party vendors for its systems, there has been no internal software to have rewritten.

The total cost to the Company for the Year 2000 project is estimated to be between $140 thousand and $215 thousand. Approximately $70 thousand of the total cost relates to equipment acquisition which is depreciable under the Company's premises and equipment policy. In 1999, additional funds have been provided in the Company's operating budget to address Y2K issues. A substantial amount of the costs incurred under Y2K is an acceleration of costs that would have been incurred in the normal course of business. The total cost of Y2K readiness has not been, and is not anticipated to be, material to the financial position, results of operations, or cash flow of the Company.

The Company has spent considerable time testing its core processing systems for Year 2000 compliance and is pleased to report that no Y2K deficiencies have been found. All other "mission-critical" systems have been tested or are currently in the testing process. To date, we have found no cause for concern with any of these systems. Other "non-mission-critical" software and hardware is being tested to assure that no major problems arise as we approach the new millennium. All testing is substantially complete and will be finished by June 30, 1999.

One critical area each banking affiliate has addressed is the potential risk associated with borrowers who have not addressed their own Year 2000 status. Each bank has determined a risk-based assessment of its customers, and key customers have been contacted. Those customers with some substantial risk are being handled on a case by case basis.

Realizing that even our best efforts could still result in some minor disruptions, the Company is in the process of developing a contingency plan for all critical systems in the event that one of these should fail. This plan is being rewritten and will be completed by June 30, 1999.

IMPACT OF NEW ACCOUNTING STANDARDS
Reporting Comprehensive Income. The Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income" establishing standards for the reporting of comprehensive income and its components in financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

Upon implementing this new statement, an enterprise will classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Company adopted Statement No. 130 for 1998.


Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 established standards for the way that public business enterprises report selected information about operating segments in financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers.

Statement No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision-maker in deciding how to allocate resources and in assessing performance.

Statement No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company reported segment information beginning in 1998.

Accounting for Derivative Instruments and Hedging Activities. Statement No. 133 requires companies to record derivatives on the balance sheet at their fair value. Statement No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designed as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

Statement No. 133 amends Statement No. 52 and supersedes Statement Nos. 80, 105, and 119. Statement No. 107 is amended to include the disclosure provision about the concentrations of credit risk from Statement No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of Statement No. 133.

Statement No. 133 will be effective for all fiscal years beginning after June 15, 1999.

Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. Statement No. 134 establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends Statement No. 65.

Statement No. 65, as previously amended by Statement Nos. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed-security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to Statement No. 115. The only requirement the new Statement No. 134 adds is that if an entity has a sales commitment in place, the security must be classified into trading.

This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interest retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interest shall be classified based on the entity's present ability and intent to hold the investments.

Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Accounting Standards Executive Committee ("AcSEC") has issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP standardizes the accounting treatment of internal use computer software.

For the purposes of this SOP, internal-use software is software that is acquired, internally developed, or modified solely to meet the entity's internal needs with no plan to market the software externally.

This SOP applies to all nongovernmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. The SOP's provisions should be applied to computer software costs incurred in those fiscal years for all projects, including those projects in progress upon initial application of this SOP. Earlier application is encouraged in fiscal years for which annual financial statements have not been issued.

                                ANB CORPORATION
                                AND SUBSIDIARIES

                       Consolidated Financial Statements
                           December 31, 1998 and 1997

                        ANB CORPORATION AND SUBSIDIARIES
                               Table of Contents


                                                               Page
-------------------------------------------------------------------------


Independent Auditor's Report                                     1


Financial Statements

   Consolidated balance sheet                                    2

   Consolidated statement of income                              3

   Consolidated statement of stockholders' equity                4

   Consolidated statement of cash flows                          5

   Notes to consolidated financial statements                    6

                          Independent Auditor's Report


To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the accompanying consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Olive LLP


Indianapolis, Indiana
January 29, 1999, except for
    Note 2 as to which the date is April 22, 1999, and for the second paragraph of Note 18 as to which the date is March 31, 1999

                        ANB CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheet

December 31                                                                  1998                 1997
---------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands Except Share Data)
Assets
   Cash and due from banks                                                   $  31,449            $  25,176
   Federal funds sold                                                            5,200                1,725
   Interest-bearing demand deposits                                              3,003                  391
                                                                         --------------------------------------
           Cash and cash equivalents                                            39,652               27,292
   Investment securities
      Available for sale                                                        88,896               76,256
      Held to maturity (fair value of $9,267 and $11,467)                        9,131               11,343
                                                                         --------------------------------------
           Total investment securities                                          98,027               87,599
   Mortgage loans held for sale                                                    311                   76
   Loans, net of allowance for loan losses of $4,822 and $4,606                531,414              470,457
   Premises and equipment                                                       13,443               13,054
   Federal Reserve and Federal Home Loan Bank stock                              5,031                4,699
   Foreclosed assets                                                               345                  558
   Interest receivable                                                           5,564                5,413
   Core deposit intangibles and goodwill                                        11,963                5,050
   Other assets                                                                  2,814                2,185
                                                                         --------------------------------------

           Total assets                                                       $708,564             $616,383
                                                                         ======================================

Liabilities
   Deposits
      Noninterest bearing                                                    $  68,329            $  59,539
      Interest bearing                                                         522,471              432,342
                                                                         --------------------------------------
           Total deposits                                                      590,800              491,881
   Short-term borrowings                                                         5,841               13,721
   Federal Home Loan Bank advances                                              36,145               39,615
   Interest payable                                                              2,063                1,576
   Other liabilities                                                             3,306                3,853
                                                                         --------------------------------------
           Total liabilities                                                   638,155              550,646
                                                                         --------------------------------------

   Commitments and Contingent Liabilities

Stockholders' Equity
   Preferred stock, without par value
      Authorized and unissued--250,000 shares
   Common stock, $1 stated value
      Authorized--20,000,000 shares
      Issued and outstanding--5,398,091 and 5,361,841 shares                     5,398                5,362
   Paid-in capital                                                              12,370               11,312
   Paid-in capital--stock options                                                  256                  335
   Retained earnings                                                            51,470               47,265
   Accumulated other comprehensive income                                          915                1,463
                                                                         --------------------------------------
           Total stockholders' equity                                           70,409               65,737
                                                                         --------------------------------------

           Total liabilities and stockholders' equity                         $708,564             $616,383
                                                                         ======================================


See notes to consolidated financial statements.

                                      (2)

                        ANB CORPORATION AND SUBSIDIARIES
                        Consolidated Statement of Income

Year Ended December 31                                        1998           1997          1996
-----------------------------------------------------------------------------------------------------
                                                              (In Thousands Except Share Data)
Interest Income
   Loans receivable
      Taxable                                                 $43,186         $40,761       $37,577
      Tax exempt                                                  241             150           127
   Investment securities
      Taxable                                                   2,927           2,792         3,404
      Tax exempt                                                2,705           2,732         2,784
   Federal funds sold                                             422             163           318
   Other interest and dividend income                             693             264           221
                                                           ------------------------------------------
           Total interest income                               50,174          46,862        44,431
                                                           ------------------------------------------

Interest Expense
   Deposits                                                    19,713          19,035        18,921
   Short-term borrowings                                          372             640           496
   Federal Home Loan Bank advances                              2,580           1,110           431
                                                           ------------------------------------------
           Total interest expense                              22,665          20,785        19,848
                                                           ------------------------------------------

Net Interest Income                                            27,509          26,077        24,583
   Provision for loan losses                                    1,502           1,027         1,156
                                                           ------------------------------------------

Net Interest Income After Provision for Loan Losses            26,007          25,050        23,427
                                                           ------------------------------------------

Other Income
   Fiduciary activities                                         6,097           5,138         4,470
   Service charges on deposit accounts                          1,720           1,671         1,610
   Other customer fees                                            626             474           542
   Investment securities gains (losses), net                      725             (13)
   Net loans sold gains                                           236             105           159
   Other income                                                   878             569           581
                                                           ------------------------------------------
           Total other income                                  10,282           7,944         7,362
                                                           ------------------------------------------

Other Expenses
   Salaries and employee benefits                              12,759          11,669        11,220
   Premises and equipment expenses                              4,183           3,418         2,972
   Advertising                                                    871             562           520
   Professional fees                                              430             446           332
   Deposit insurance expense                                      105              35           871
   Printing and office supplies                                   779             690           642
   Amortization of goodwill and core deposit intangibles          631             459           375
   Other expenses                                               3,870           3,572         3,412
                                                           ------------------------------------------
           Total other expenses                                23,628          20,851        20,344
                                                           ------------------------------------------

Income Before Income Tax                                       12,661          12,143        10,445
   Income tax expense                                           4,205           4,102         3,375
                                                           ------------------------------------------

Net Income                                                   $  8,456        $  8,041      $  7,070
                                                           ==========================================

Basic Earnings Per Share                                        $1.57            $1.50         $1.31
                                                           ==========================================

Diluted Earnings Per Share                                      $1.54            $1.48         $1.29
                                                           ==========================================


See notes to consolidated financial statements.

                                      (3)

                        ANB CORPORATION AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity

                                                                           Compensatory Stock
                                                                                 Options
                                          Common Stock                  ------------------------
                                     --------------------                             Prepaid
                                        Shares               Paid-in    Paid-in    Compensation    Comprehensive
                                     Outstanding   Amount    Capital    Capital       Expense          Income
------------------------------------------------------------------------------------------------------------------
                                                                              (In Thousands Except Share Data)
Balances, January 1, 1996              5,428,810    $5,429     $10,197      $466        $(68)
   Net income                                                                                            $7,070
   Unrealized losses on securities,
      net of reclassification                                                                              (781)
      adjustment
                                                                                                  ----------------
           Total comprehensive income                                                                    $6,289
                                                                                                  ================
   Cash dividends ($.55 per share)
   Exercise of stock options              39,950        40         287       (57)
   Stock tendered in exercise of
      stock options                      (10,488)      (10)        (13)
   Compensation expense related to
      options granted                                                                     56
   Compensatory stock options                                                (12)         12
      cancelled
   Tax benefit on stock options                                    109
      exercised
   Stock sold                                508                    10
   Stock repurchases                    (107,845)     (108)       (196)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                       23,759        24         401
                                     --------------------------------------------------------------

Balances, December 31, 1996            5,374,694     5,375      10,795       397
   Net income                                                                                            $8,041
   Unrealized gains on securities,
      net of reclassification                                                                               204
      adjustment
                                                                                                  ----------------
           Total comprehensive income                                                                    $8,245
                                                                                                  ================
   Cash dividends ($.64 per share)
   Exercise of stock options              29,200        29         233       (62)
   Stock tendered in exercise of
      stock options                       (9,132)       (9)        (14)
   Tax benefit on stock options                                    136
      exercised
   Stock sold                              1,134         1          11
   Stock repurchases                     (54,405)      (54)       (255)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                       20,350        20         406
                                     --------------------------------------------------------------

Balances, December 31, 1997            5,361,841     5,362      11,312       335
   Net income                                                                                            $8,456
   Unrealized losses on securities,
      net of reclassification                                                                              (548)
      adjustment
                                                                                                  ----------------
           Total comprehensive income                                                                    $7,908
                                                                                                  ================
   Cash dividends ($.72 per share)
   Exercise of stock options              41,300        41         396       (79)
   Stock tendered in exercise of
      stock options                       (7,305)       (7)        (11)
   Tax benefit on stock options                                    248
      exercised
   Stock sold                                340                     4
   Stock repurchases                     (15,702)      (16)        (26)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                       17,617        18         447
                                     ==============================================================

Balances, December 31, 1998            5,398,091    $5,398     $12,370      $256      $    0
                                     ==============================================================


                                                  Accumulated
                                                     Other
                                      Retained   Comprehensive
                                      Earnings       Income        Total
-----------------------------------------------------------------------------

Balances, January 1, 1996               $40,317      $2,040        $58,381
   Net income                             7,070                      7,070
   Unrealized losses on securities,
      net of reclassification                          (781)          (781)
      adjustment

           Total comprehensive income

   Cash dividends ($.55 per share)       (2,843)                    (2,843)
   Exercise of stock options                                           270
   Stock tendered in exercise of
      stock options                        (157)                      (180)
   Compensation expense related to
      options granted                                                   56
   Compensatory stock options
      cancelled
   Tax benefit on stock options                                        109
      exercised
   Stock sold                                                           10
   Stock repurchases                     (1,478)                    (1,782)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                                                    425
                                     ----------------------------------------

Balances, December 31, 1996              42,909       1,259          60,735
   Net income                             8,041                      8,041
   Unrealized gains on securities,
      net of reclassification                           204            204
      adjustment

           Total comprehensive income

   Cash dividends ($.64 per share)       (3,270)                    (3,270)
   Exercise of stock options                                           200
   Stock tendered in exercise of
      stock options                        (159)                      (182)
   Tax benefit on stock options                                        136
      exercised
   Stock sold                                                           12
   Stock repurchases                       (256)                      (565)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                                                    426
                                     ----------------------------------------

Balances, December 31, 1997              47,265       1,463         65,737
   Net income                             8,456                      8,456
   Unrealized losses on securities,
      net of reclassification                          (548)          (548)
      adjustment

           Total comprehensive income

   Cash dividends ($.72 per share)       (3,690)                    (3,690)
   Exercise of stock options                                           358
   Stock tendered in exercise of
      stock options                        (182)                      (200)
   Tax benefit on stock options                                        248
      exercised
   Stock sold                                                            4
   Stock repurchases                       (379)                      (421)
   Stock issued under dividend
      reinvestment and stock
      purchase plan                                                    465
                                     ========================================

Balances, December 31, 1998             $51,470     $   915        $70,409
                                     ========================================

See notes to consolidated financial statements.

                                      (4)

                        ANB CORPORATION AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows

Year Ended December 31                                                                   1998           1997          1996
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (In Thousands)
Operating Activities
   Net income                                                                            $  8,456      $  8,041      $  7,070
   Adjustments to reconcile net income to net cash provided by operating activities
      Provision for loan losses                                                             1,502         1,027         1,156
      Depreciation and amortization                                                         2,140         1,466         1,261
      Amortization of goodwill and core deposit intangibles                                   631           459           375
      Deferred income tax                                                                    (102)         (329)         (382)
      Investment securities amortization, net                                                  55            49            66
      Investment securities (gains) losses                                                   (725)           13
      Net loans sold gains                                                                   (236)         (105)         (159)
      Mortgage loans originated for sale                                                  (29,739)      (10,588)      (10,924)
      Proceeds from sale of mortgage loans                                                 29,739        10,821        11,008
      Net change in
        Accounts receivable for loans sold                                                                                163
        Interest receivable                                                                  (151)         (313)           11
        Interest payable                                                                      157           (56)         (256)
      Other adjustments                                                                      (816)          284           191
                                                                                        --------------------------------------
        Net cash provided by operating activities                                          10,911        10,769         9,580
                                                                                        --------------------------------------


Investing Activities
   Net change in marketable equity securities available for sale                              415          (123)          251
   Purchases of securities available for sale                                             (53,068)      (11,973)      (19,579)
   Purchases of securities held to maturity                                                (1,000)       (1,096)         (809)
   Proceeds from calls and maturities of securities available for sale                     23,088         8,950        12,627
   Proceeds from calls and maturities of securities held to maturity                        3,185         6,077         5,300
   Proceeds from sales of securities available for sale                                    16,709         7,146           250
   Net change in loans                                                                    (62,666)      (36,027)      (35,115)
   Purchases of premises and equipment                                                     (1,985)       (3,823)       (1,029)
   Proceeds from sale of foreclosed real estate                                               448           299           253
   Purchase of Federal Home Loan Bank stock                                                  (332)       (1,986)          (52)
   Net cash received (paid) in acquisitions                                                82,252         7,342          (399)
   Other investing activities                                                                 105            21            24
                                                                                        --------------------------------------
        Net cash provided (used) by investing activities                                    7,151       (25,193)      (38,278)
                                                                                        --------------------------------------


Financing Activities
   Net change in
      Noninterest-bearing, interest-bearing demand and savings deposits                    27,068           755        (7,047)
      Certificates of deposit                                                             (18,184)       (4,050)       (2,670)
      Short-term borrowings                                                                (7,880)       (4,994)       10,770
   Proceeds from Federal Home Loan Bank advances                                           31,530        46,495        15,000
   Repayment of Federal Home Loan Bank advances                                           (35,000)      (20,880)       (3,395)
   Cash dividends                                                                          (3,690)       (3,270)       (2,843)
   Stock repurchases                                                                         (421)         (565)       (1,782)
   Proceeds from sale of stock                                                                  4            12            10
   Exercise of stock options                                                                  406           154           199
   Dividend reinvestment and stock purchase plan                                              465           426           425
                                                                                        --------------------------------------
        Net cash provided (used) by financing activities                                   (5,702)       14,083         8,667
                                                                                        --------------------------------------


Net Change in Cash and Cash Equivalents                                                    12,360          (341)      (20,031)


Cash and Cash Equivalents, Beginning of Year                                               27,292        27,633        47,664
                                                                                        --------------------------------------


Cash and Cash Equivalents, End of Year                                                    $39,652       $27,292       $27,633
                                                                                        ======================================


Additional Cash Flows Information
   Interest paid                                                                          $22,179       $20,841       $20,195
   Income tax paid                                                                          4,417         4,224         3,670

See notes to consolidated financial statements.

                                      (5)

                        ANB CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        (In Thousands Except Share Data)


Note 1 --   Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of ANB Corporation (Company) and its wholly owned subsidiaries, American National Bank and Trust Company of Muncie (American National), Peoples Loan & Trust Bank (Peoples), The Farmers State Bank (Farmers), and American National Trust and Investment Management Company (ANTIM), and ANB Financial Planning Services (ANBFPS), a subsidiary of American National, conform to generally accepted accounting principles and general practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the banks and other subsidiaries. The bank and trust company subsidiaries operate under national and state bank charters and provide full banking services and trust services. Accordingly, these subsidiaries are subject to regulation by the Office of the Comptroller of the Currency; Department of Financial Institutions, State of Indiana; Division of Financial Institutions, State of Ohio; and the Federal Deposit Insurance Corporation.

The banking subsidiaries generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Boone, Delaware, Jay, Madison, Randolph and Wayne Counties, Indiana; Darke County, Ohio and surrounding counties. The loans are generally secured by specific items of collateral including real property, consumer assets and business assets. American National also engages in loan servicing for investors. ANTIM provides trust and asset management services, and ANBFPS is engaged in the selling of financial services.

Consolidation--The consolidated financial statements include the accounts of the Company and subsidiaries after elimination of all material intercompany transactions.

Investment securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Mortgage loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

                                      (6)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loan payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and installment loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1998 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the banking subsidiaries operate would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) systems. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Core deposit intangibles and goodwill are being amortized on straight-line or accelerated methods over periods from 10 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Stock options subsequent to 1993 are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

                                      (7)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year.


Note 2 --   Merger

In October 1998, the Company entered into an Agreement and Plan of Merger (Agreement) with Farmers State Bancorp (Farmers Bancorp), Union City, Ohio. The merger was consummated on April 22, 1999. Under the Agreement, stockholders of Farmers Bancorp received 5.4 shares of Company common stock for each share of common stock of Farmers Bancorp owned, or a total of approximately 841,000 shares. Total assets, total deposits and stockholders' equity were $92,624, $82,366 and $9,813 at December 31, 1998. The merger was accounted for using the pooling-of-interests method of accounting. The majority of merger and related costs was charged against net income in 1999.

The financial information contained herein reflects the merger and reports the financial condition and results of operations as though the merger occurred as of January 1, 1996. Separate operating results of the combined enterprises for the periods prior to the merger were as follows:

Year Ended December 31               1998          1997         1996
----------------------------------------------------------------------------

Net interest income
   ANB Corporation                    $23,953       $22,504      $21,028
   Farmers State Bancorp                3,556         3,573        3,555
                                   -----------------------------------------

   Combined                           $27,509       $26,077      $24,583
                                   =========================================

Net income
   ANB Corporation                     $7,775        $7,007       $6,006
   Farmers State Bancorp                  681         1,034        1,064
                                   -----------------------------------------

   Combined                            $8,456        $8,041       $7,070
                                   =========================================

Basic earnings per share
   ANB Corporation                     $1.44         $1.31        $1.11
   Farmers State Bancorp                 .13           .19          .20
                                   -----------------------------------------

   Combined                            $1.57         $1.50        $1.31
                                   =========================================

Diluted earnings per share
   ANB Corporation                     $1.41         $1.29        $1.10
   Farmers State Bancorp                 .13           .19          .19
                                   -----------------------------------------

   Combined                            $1.54         $1.48        $1.29
                                   =========================================

                                      (8)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 3 --   Branch Acquisitions

In September 1998, the Company purchased branches in Boone and Madison counties. These branch acquisitions were accounted for using the purchase method of accounting. Total assets acquired, including cash of $82,252, and total liabilities assumed, including deposits at fair value of $90,196, totaled $90,543. The results of operations of the branches have been included since their acquisition dates. Intangible assets are being amortized over estimated useful lives.

In April 1997, the Company purchased a branch in Randolph County. Total assets acquired, including cash of $7,852, and total deposit liabilities assumed totaled $9,070.


Note 4 --   Restriction on Cash and Due From Banks

The banking subsidiaries are required to maintain reserve funds in cash and/or on deposit with the FRB. The reserve required at December 31, 1998, was $7,498.


Note 5 --   Investment Securities

                                                                      1998
                                         ------------------------------------------------------------------
                                                      Gross Unrealized    Gross Unrealized
                                           Amortized        Gains              Losses         Fair
December 31                                  Cost                                             Value
-----------------------------------------------------------------------------------------------------------
Available for sale
   U. S. Treasury                            $  8,909        $   193                           $  9,102
   Federal agencies                            32,074            128             $  81           32,121
   State and municipal                         35,876          1,335                 3           37,208
   Mortgage-backed securities                  10,039              7                78            9,968
   Marketable equity securities                   397                                               397
   Corporate obligations                          100                                               100
                                         ------------------------------------------------------------------
           Total available for sale            87,395          1,663               162           88,896
                                         ------------------------------------------------------------------

Held to maturity
   U. S. Treasury                               5,745             98                              5,843
   Federal agencies                             1,500             10                              1,510
   State and municipal                          1,886             28                              1,914
                                         ------------------------------------------------------------------
           Total held to maturity               9,131            136                              9,267
                                         ------------------------------------------------------------------

           Total investment securities        $96,526         $1,799              $162          $98,163
                                         ==================================================================

                                      (9)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)

                                                                       1997
                                          ----------------------------------------------------------------
                                                       Gross Unrealized  Gross Unrealized
                                            Amortized        Gains            Losses         Fair
December 31                                   Cost                                           Value
----------------------------------------------------------------------------------------------------------
Available for sale
   U. S. Treasury                              $19,619        $   162            $  8          $19,773
   Federal agencies                              9,742             23              16            9,749
   State and municipal                          43,568          2,256               3           45,821
   Marketable equity securities                    813                                             813
   Corporate obligations                           100                                             100
                                          ----------------------------------------------------------------
           Total available for sale             73,842          2,441              27           76,256
                                          ----------------------------------------------------------------

Held to maturity
   U. S. Treasury                                8,366            109               3            8,472
   Federal agencies                              1,000                                           1,000
   State and municipal                           1,977             19               1            1,995
                                          ----------------------------------------------------------------
           Total held to maturity               11,343            128               4           11,467
                                          ----------------------------------------------------------------

           Total investment securities         $85,185         $2,569             $31          $87,723
                                          ================================================================

Marketable equity securities consist of shares in a mutual fund which invests in money market instruments including federal funds and repurchase agreements.

The amortized cost and fair value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Held to Maturity              Available for Sale
                                   ------------------------------------------------------------------
                                     Amortized           Fair       Amortized            Fair
                                       Cost              Value        Cost              Value
-----------------------------------------------------------------------------------------------------
Within one year                          $4,202           $4,242        $12,051           $12,087
One to five years                         4,429            4,519         24,518            24,931
Five to ten years                           500              506         27,174            27,772
After ten years                                                          13,216            13,741
                                   ------------------------------------------------------------------
                                          9,131            9,267         76,959            78,531
Mortgage-backed securities                                               10,039             9,968
Marketable equity securities                                                397               397
                                   ------------------------------------------------------------------

           Totals                        $9,131           $9,267        $87,395           $88,896
                                   ==================================================================

Securities with a total carrying value of $49,861 and $40,448 were pledged at December 31, 1998 and 1997 to secure certain deposits and for other purposes as permitted or required by law.

(10)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Proceeds from sales of securities available for sale during 1998 and 1997 were $16,709 and $7,146. Gross gains of $583 and $31 and gross losses of $2 and $44 were realized on the 1998 and 1997 sales. Gains from securities called included in the consolidated statement of income were $144 for 1998.

The tax expense (benefit) for securities gains (losses) was $287 for 1998 and $(5) for 1997.


Note 6 --   Loans and Allowance

December 31                                                                 1998                 1997
--------------------------------------------------------------------------------------------------------------
Commercial and industrial loans                                              $113,943             $108,539
Term federal funds sold                                                         8,623                1,500
Real estate loans
   One-to-four family properties                                              210,447              180,196
   Other                                                                      139,237              126,759
Individuals' loans for household and other personal expenditures               56,731               51,837
Tax-exempt loans                                                                4,711                3,602
Other loans                                                                     2,544                2,630
                                                                        --------------------------------------
           Total loans                                                        536,236              475,063
Allowance for loan losses                                                      (4,822)              (4,606)
                                                                        --------------------------------------

           Net loans                                                         $531,414             $470,457
                                                                        ======================================

December 31                          1998               1997              1996
----------------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1              $4,606            $4,509            $3,996
   Provision for losses              1,502             1,027             1,156
   Recoveries on loans                 133               219                82
   Loans charged off                (1,419)           (1,149)             (725)
                              ----------------------------------------------------

   Balances, December 31            $4,822            $4,606            $4,509
                              ====================================================

Information on impaired loans is summarized below.

December 31                                                                                    1998            1997
------------------------------------------------------------------------------------------------------------------------
Impaired loans with an allowance                                                              $1,726           $518
Impaired loans for which the discounted cash flows or collateral value exceeds the
    carrying value of the loan                                                                    84            190
                                                                                          ------------------------------

           Total impaired loans                                                               $1,810           $708
                                                                                          ==============================

Allowance for impaired loans (included in the Company's allowance for loan losses)              $434           $236
                                                                                          ==============================

                                      (11)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)

Year Ended December 31                                 1998            1997           1996
------------------------------------------------------------------------------------------------
Average balance of impaired loans                      $1,947           $839          $1,152
Interest income recognized on impaired loans              114             46              56
Cash-basis interest included above                        114             46              56


Note 7 --   Premises and Equipment

December 31                                   1998                 1997
-----------------------------------------------------------------------------
Land                                        $  2,614             $  2,576
Buildings                                      9,454                9,212
Leasehold improvements                           702                  563
Equipment                                     12,566               11,299
                                       --------------------------------------
        Total cost                            25,336               23,650
Accumulated depreciation                     (11,893)             (10,596)
                                       --------------------------------------

        Net                                  $13,443              $13,054
                                       ======================================


Note 8 --   Deposits

December 31                                                        1998                 1997
--------------------------------------------------------------------------------------------------
Demand deposits                                                  $245,441             $189,485
Savings deposits                                                   36,703               33,834
Certificates and other time deposits of $100,000 or more           76,998               66,464
Other certificates and time deposits                              231,658              202,098
                                                             -------------------------------------

           Total deposits                                        $590,800             $491,881
                                                             =====================================

Certificates and other time deposits maturing in years ending after December 31, 1998:
   1999                                        $242,485
   2000                                          44,043
   2001                                          16,804
   2002                                           2,264
   2003                                           3,060
                                              ----------

                                               $308,656
                                              ==========

                                      (12)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 9 --   Short-Term Borrowings

December 31                                           1998           1997
---------------------------------------------------------------------------

Federal funds purchased                                           $  6,375
Securities sold under repurchase agreements          $4,321          3,980
U. S. Treasury demand notes                           1,520          3,366
                                                  -------------------------

           Total short-term borrowings               $5,841        $13,721
                                                  =========================

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury securities, and such collateral is held in safekeeping by financial institutions. The maximum amount of outstanding agreements at any month end during 1998 and 1997 totaled $5,353 and $6,932 and the monthly average of such agreements totaled $3,771 and $5,488. The agreements at December 31, 1998 mature on a daily basis.


Note 10 --  Federal Home Loan Bank Advances

FHLB advances were $36,145 and $39,615 at December 31, 1998 and 1997. Maturities by year for advances at December 31, 1998 are $16,615 in 1999; $8,500 in 2000; $6,140 in 2003 and $4,890 in 2008. The weighted average interest rate at December 31, 1998 and 1997 was 5.67% and 5.93%.

These advances are secured by first mortgage loans and investment securities totaling $197,228 and $156,217 at December 31, 1998 and 1997. Advances are subject to restrictions or penalties in the event of prepayment.


Note 11 --  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others totaled $67,516 and $58,265 at December 31, 1998 and 1997. Retained mortgage servicing rights on originated or purchased loans capitalized by the Company are not material.


                                      (13)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 12 --  Income Tax

Year Ended December 31                                          1998          1997         1996
--------------------------------------------------------------------------------------------------
Income tax expense
   Currently payable
      Federal                                                  $3,327        $3,423       $2,861
      State                                                       980         1,008          896
   Deferred
      Federal                                                    (137)         (308)        (318)
      State                                                        35           (21)         (64)
                                                            --------------------------------------

           Total income tax expense                            $4,205        $4,102       $3,375
                                                            ======================================

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                         $4,305        $4,129       $3,551
   Tax exempt interest                                           (877)         (855)        (870)
   Effect of state income taxes                                   670           651          549
   Nondeductible goodwill amortization                            128           122          121
   Other                                                          (21)           55           24
                                                            --------------------------------------

           Actual tax expense                                  $4,205        $4,102       $3,375
                                                            ======================================

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

December 31                                   1998             1997
------------------------------------------------------------------------

Assets
   Allowance for loan losses                  $1,250            $940
   Pensions and employee benefits                565             537
   Directors' fees                               221             209
   Stock option compensation                     109             142
   Other                                                          10
                                          ------------------------------
           Total assets                        2,145           1,838
                                          ------------------------------

Liabilities
   Depreciation                                 (641)           (625)
   State income tax                             (108)           (123)
   FHLB dividends                               (110)           (110)
   Securities available for sale                (584)           (950)
   Other                                        (204)
                                          ------------------------------
           Total liabilities                  (1,647)         (1,808)
                                          ------------------------------

                                              $  498           $  30
                                          ==============================

No valuation allowance was necessary at any time during 1998, 1997 or 1996.

                                      (14)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 13 --  Other Comprehensive Income

                                                                                                  1998
                                                                           ---------------------------------------------------
                                                                                              Tax (Expense)
                                                                           Before-Tax Amount     Benefit     Net-of-Tax Amount
Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
   Unrealized holding losses arising during the year                              $(327)            $130            $(197)
   Less: reclassification adjustment for gains realized in net income               581             (230)             351
                                                                           ---------------------------------------------------

   Net unrealized losses                                                          $(908)            $360            $(548)
                                                                           ===================================================

                                                                                                   1997
                                                                           ---------------------------------------------------
                                                                                              Tax (Expense)
                                                                            Before-Tax Amount    Benefit     Net-of-Tax Amount
Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------

Unrealized gains on securities
   Unrealized holding gains arising during the year                                 $325            $(129)           $196
   Less: reclassification adjustment for losses realized in net income               (13)               5              (8)
                                                                           ---------------------------------------------------

   Net unrealized gains                                                             $338            $(134)           $204
                                                                           ===================================================

                                                                                                   1996
                                                                           ---------------------------------------------------
                                                                                              Tax (Expense)
                                                                            Before-Tax Amount    Benefit     Net-of-Tax Amount
Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------

Unrealized losses on securities
   Unrealized holding losses arising during the year                               $(1,293)          $512           $(781)
                                                                           ===================================================


Note 14 --  Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The banking subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The banking subsidiaries use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

                                      (15)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                   1998              1997
-----------------------------------------------------------------------------

Commitments to extend credit                     $88,617           $77,876
Standby letters of credit                          2,357             1,169

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banking subsidiaries evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the banking subsidiaries upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the banking subsidiaries to guarantee the performance of a customer to a third party.

The Company has entered into agreements with eleven officers which provide for salary continuation for a three-year period under certain circumstances following a change of control of the Company, as defined. Under the terms of the agreements, these payments could occur if, during a two-year period following a change of control, such officers are terminated other than for cause or unreasonable changes are made in their employment relationships.

In September 1997, ANTIM acquired a 15% interest in the outstanding shares of common stock of Indiana Trust & Investment Management Company (Indiana Trust), a trust company located in Mishawaka, Indiana, for a purchase price of approximately $510, including goodwill of $313. The investment was recorded using the equity method of accounting. ANTIM is obligated to acquire the remaining outstanding shares of common stock of Indiana Trust for cash or Company stock in 2002 or earlier, subject to various terms and conditions set forth in the Stock Acquisition Agreement. The agreement contains terms and conditions related to the determination of the purchase price of the stock, a change in control of the Company or ANTIM, Indiana Trust shareholder changes, its termination and other matters.

The Company and its subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

                                      (16)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 15 --  Year 2000

Like all entities, the Company and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries does business. If remediation efforts of the Company or third parties with which the Company and subsidiaries does business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.


Note 16 --  Dividends and Capital Restrictions

Without prior approval, current regulations allow American National, Peoples, Farmers and ANTIM to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. As a result of these restrictions, net assets of these subsidiaries not available for payment of dividends to the Company were approximately $59,272 as of December 31, 1998. Total net assets of these subsidiaries at such date were $67,529. As a practical matter, the subsidiaries' dividends are restricted to a lesser amount because of the need to maintain adequate capital structures.


Note 17 --  Stock Transactions

In July 1998, the Company approved a new program to repurchase its common stock to provide shares for issuance under its stock option and dividend reinvestment plans. The plan was cancelled in December 1998. The Company repurchased 15,702; 54,405 and 107,845 shares of its common stock in 1998, 1997 and 1996 under stock repurchase programs.

Pursuant to the stock option plans, the Company redeemed 7,305; 9,132 and 10,488 shares of its common stock and issued 41,300; 29,200 and 39,950 shares of common stock in 1998, 1997 and 1996, respectively. Tax benefits of $248; $136 and $109 related to the exercise of stock options were credited to paid-in capital in 1998, 1997 and 1996.

The Company approved a Dividend Reinvestment and Stock Purchase Plan in 1994 enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Company's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $5,000 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment date that began with the October 1994 dividend payment. The plan made 200,000 shares available for purchase. At December 31, 1998, 106,020 shares of common stock remained available for purchase under the plan.


                                      (17)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 18 --  Regulatory Capital

The Company and banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk-adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1998 and 1997, the banking subsidiaries are categorized as well capitalized and met all subject capital adequacy requirements, except for American National at December 31, 1998, which was categorized as adequately capitalized for the total risk-adjusted capital ratio. There are no conditions or events since December 31, 1998, that management believes have changed the Company's or bank subsidiaries' classification, except that as of March 31, 1999, American National was categorized as well capitalized for the total risk-adjusted capital ratio as a result of receiving capital contributions from the Company.



                                      (18)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


The Company's and subsidiary banks' actual and required capital amounts and ratios are as follows:

                                                                        Required for Adequate          To Be Well
                                                     Actual                  Capital (1)              Capitalized (1)
                                             ---------------------------------------------------------------------------
December 31                                     Amount       Ratio       Amount        Ratio       Amount         Ratio
------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998

Total capital 1 (to risk-weighted assets)
   Consolidated                                  $61,726      13.0%      $38,115        8.0%                      N/A
   American National                              27,070       9.4%       23,012        8.0%       $28,765        10.0%
   Peoples                                        14,866      10.9%       10,868        8.0%        13,585        10.0%
   Farmers                                        10,329      17.4%        4,760        8.0%         5,949        10.0%

Tier I capital 1 (to risk-weighted assets)
   Consolidated                                   57,390      12.0%       19,057        4.0%                      N/A
   American National                              24,782       8.6%       11,506        4.0%        17,259         6.0%
   Peoples                                        13,567      10.0%        5,434        4.0%         8,151         6.0%
   Farmers                                         9,580      16.1%        2,380        4.0%         3,570         6.0%

Tier I capital 1 (to average assets)
   Consolidated                                   57,390       8.2%       27,831        4.0%                      N/A
   American National                              24,782       5.8%       17,172        4.0%        21,465         5.0%
   Peoples                                        13,567       8.2%        6,632        4.0%         8,290         5.0%
   Farmers                                         9,580      10.2%        3,754        4.0%         4,693         5.0%

As of December 31, 1997

Total capital 1 (to risk-weighted assets)
   Consolidated                                  $63,395      14.7%      $34,539        8.0%                      N/A
   American National                              31,663      12.3%       20,551        8.0%       $25,689        10.0%
   Peoples                                        13,467      11.8%        9,094        8.0%        11,367        10.0%
   Farmers                                        10,115      17.1%        4,732        8.0%         5,915        10.0%

Tier I capital 1 (to risk-weighted assets)
   Consolidated                                   59,153      13.7%       17,339        4.0%                      N/A
   American National                              29,380      11.4%       10,276        4.0%        15,414         6.0%
   Peoples                                        12,254      10.8%        4,547        4.0%         6,820         6.0%
   Farmers                                         9,370      15.8%        2,367        4.0%         3,549         6.0%

Tier I capital 1 (to average assets)
   Consolidated                                   59,153       9.9%       23,959        4.0%                      N/A
   American National                              29,380       8.3%       14,082        4.0%        17,602         5.0%
   Peoples                                        12,254       8.1%        6,060        4.0%         7,575         5.0%
   Farmers                                         9,370      10.3%        3,639        4.0%         4,549         5.0%

(1) As defined by regulatory agencies

                                      (19)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 19 --  Employee Benefit Plans

The Company's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

December 31                                              1998        1997
---------------------------------------------------------------------------

Change in benefit obligation
   Benefit obligation at beginning of year              $8,922      $8,027
   Service cost                                            466         474
   Interest cost                                           635         589
   Actuarial loss                                          845         439
   Benefits paid                                          (332)       (607)
                                                  -------------------------
   Benefit obligation at end of year                    10,536       8,922
                                                  -------------------------

Change in plan assets
   Fair value of plan assets at beginning of year        9,967       8,901
   Actual return on plan assets                          1,265       1,592
   Employer contribution                                    55          81
   Benefits paid                                          (332)       (607)
                                                  -------------------------
   Fair value of plan assets at end of year             10,955       9,967
                                                  -------------------------

   Funded status                                           419       1,045
   Unrecognized net actuarial loss (gain)                  276        (158)
   Unrecognized prior service cost                        (373)       (407)
   Unrecognized transition asset                          (450)       (527)
                                                  -------------------------

   Accrued benefit cost                                $  (128)    $   (47)
                                                  =========================

   Plan assets at fair value related to the Company
      Company common stock                               1,002       1,024
      Collective investment funds managed by ANTIM         518         893


                                      (20)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Year Ended December 31                            1998       1997     1996
----------------------------------------------------------------------------

Components of net periodic benefit cost
   Service cost                                   $466       $474     $486
   Interest cost                                   635        589      548
   Expected return on plan assets                 (855)      (762)    (688)
   Amortization of transition adjustment           (77)       (77)     (77)
   Amortization of prior service cost              (34)       (34)     (34)
   Recognized net actuarial loss                                        25
                                               -----------------------------

   Net periodic benefit cost                      $135       $190     $260
                                               =============================

Assumptions used in the accounting were:
   Discount rate                                  7.25%      7.25%    7.50%
   Rate of increase in compensation               4.50%      4.50%    4.50%
   Expected long-term rate of return on assets    8.70%      8.70%    8.70%

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at a specified rate of base salary contributed by participants. The Company also has a stock investment plan under which employees may, at their option, purchase stock of the Company. The Company contributes 20 percent of employees' contributions. The expense for these plans was $195 for 1998, $187 for 1997 and $158 for 1996.


Note 20 --  Related Party Transactions

The Banks have entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 1998                              $20,618

Changes in composition of related parties               (1,373)
New loans, including renewals                            6,099
Payments, etc., including renewals                     (10,816)
                                                    ------------

Balances, December 31, 1998                            $14,528
                                                    ============

Deposits from related parties held by the subsidiary banks at December 31, 1998 totaled $6,312.


                                      (21)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 21 --  Segment Information

The Company currently operates in two industry segments. The primary business involves providing banking services of generating loans and receiving deposits from customers. The Company, through ANTIM, its trust company subsidiary, also provides trust and asset management services. The following is a summary of selected data for the various business segments:

                                        Banking       Trust
                                        Services     Services      Company(1)    Eliminations(2)      Total
-----------------------------------------------------------------------------------------------------------------
1998
   Total interest income                 $49,944        $230                                          $50,174
   Total non-interest income               4,303       6,143         $10,687         $(10,851)         10,282
   Total interest expense                 22,665                                                       22,665
   Total non-interest expense             16,345       4,913           3,240             (870)         23,628
   Income before income tax               13,735       1,460           7,447           (9,981)         12,661
   Income tax expense (benefit)            4,615         599          (1,009)                           4,205
   Total assets                          703,301       8,121          70,932          (73,790)        708,564
   Capital expenditures                      915         698             543             (171)          1,985
   Goodwill acquired                       6,688                                                        6,688
   Depreciation and amortization           1,899         383             489                            2,771

1997
   Total interest income                 $46,599        $263                                          $46,862
   Total non-interest income               2,969       5,179          $9,062          $(9,266)          7,944
   Total interest expense                 20,785                                                       20,785
   Total non-interest expense             15,547       4,225           1,517             (438)         20,851
   Income before income tax               12,208       1,218           7,545           (8,828)         12,143
   Income tax expense (benefit)            4,101         497            (496)                           4,102
   Total assets                          607,532       7,604          66,375          (65,128)        616,383
   Capital expenditures                    1,899         197           1,727                            3,823
   Goodwill acquired                         890         313                                            1,203
   Depreciation and amortization           1,540         261             124                            1,925

1996
   Total interest income                 $44,209        $222                                          $44,431
   Total non-interest income               3,142       4,409          $7,786          $(7,975)          7,362
   Total interest expense                 19,848                                                       19,848
   Total non-interest expense             15,980       3,716           1,013             (365)         20,344
   Income before income tax               10,368         914           6,773           (7,610)         10,445
   Income tax expense (benefit)            3,296         376            (297)                           3,375
   Total assets                          578,583       7,140          60,899          (61,678)        584,944
   Capital expenditures                      929          96              13               (9)          1,029
   Goodwill acquired                                     372                                              372
   Depreciation and amortization           1,366         225              45                            1,636

(1) From parent company only statements

(2) Eliminations include intercompany dividends and undistributed income of Company subsidiaries from parent company only statements; Company revenues of $697 for 1998, $218 for 1997 and $120 for 1996 from banking subsidiaries and revenues between segments of $173 for 1998, $220 for 1997 and $245 for 1996.

                                      (22)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 22 --  Stock Option Plans

Under the Company's stock option plans, which are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees and directors stock option awards. The exercise price of each option since 1994 was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The excess of fair market value over the option price at date of grant for grants prior to 1994 granted at 75% of fair market value was recorded as prepaid compensation expense and allocated to paid-in capital. The Company recorded amortization of prepaid compensation expense of $56,000 for 1996 as a charge to income.

Under terms of the ANB Corporation Stock Option Plan (1990 Plan) for key employees, 300,000 shares of Company common stock shall be available for grant, and the option price upon exercise shall not be less than 75% of fair market value of such stock at date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, or upon a change in control of the Company as defined in the 1990 Plan, a purchase of Company stock pursuant to a tender offer or exchange offer, or a merger or sale of assets in which the Company does not survive as an independent entity. The period for exercising options shall not exceed ten years. There were 9,800 shares available for grant under the 1990 Plan as of December 31, 1998.

Under terms of the ANB Corporation 1995 Stock Option Plan (1995 Plan) for key employees, 300,000 shares of Company common stock shall be available for granting both incentive (ISO's) and non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. The options shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, after reaching age 65, upon circumstances or earlier times determined by the Compensation Committee or upon a change in control as defined in the 1995 Plan. There were 120,500 shares available for grant under the 1995 Plan as of December 31, 1998.

Under terms of the ANB Corporation 1996 Directors' Stock Option Plan (Directors'
Plan), 96,000 shares of Company stock shall be available for granting non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant. Exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability. There were 16,000 options available for grant under the Directors' Plan as of December 31, 1998. Options for up to 27,000 shares (at exchange ratio) under a terminated Farmers Bancorp plan were also authorized in 1996.




                                      (23)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Although the Company has elected to follow APB Opinion No. 25, Statement of Financial Accounting Standards (SFAS) No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                        1998             1997             1996
-------------------------------------------------------------------------------------------------------------------
Risk-free interest rates                                            4.7 and 5.6%     5.8 and 6.6%     6.2 and 6.5%

Dividend yields                                                           2.7%            2.9%        3.0 and 4.1%

Expected volatility factors of market price of common stock              13.0%           11.0%            11.0%

Weighted-average expected life of the options                           6 years         6 years          6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement is as follows:

                                                        1998         1997        1996
---------------------------------------------------------------------------------------
Net income                           As reported       $8,456      $8,041       $7,070

                                     Pro forma          8,314       7,973        7,046

Basic earnings per share             As reported         1.57        1.50         1.31

                                     Pro forma           1.54        1.49         1.31

Diluted earnings per share           As reported         1.54        1.48         1.29

                                     Pro forma           1.51        1.46         1.28

During the initial phase-in period of SFAS No. 123, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.


                                      (24)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)

The following is a summary of the status of the Company's stock option plans and changes in those plans as of and for the years ended December 31, 1998, 1997, and 1996.

Year Ended December 31                             1998                          1997                          1996
---------------------------------------------------------------------------------------------------------------------------------
                                                        Weighted-                  Weighted-Average             Weighted-Average
                                                         Average                    Exercise Price               Exercise Price
                     Options            Shares       Exercise Price     Shares                        Shares
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         385,800         $14.00         340,250         $11.30         305,150        $8.97
Granted                                   73,500          25.85          76,000          23.29          80,800        17.93
Exercised                                (41,300)          8.69         (29,200)          6.86         (39,950)        6.75
Cancelled                                 (2,500)         15.58          (1,250)         18.78          (5,750)       10.52
                                      --------------                  -----------                   ------------

Outstanding at end of year               415,500          16.62         385,800          14.00         340,250        11.30
                                      ==============                  ===========                   ============

Options exercisable at year end          229,700                        214,625                        189,700

Weighted-average fair value of options
   granted during the year                                $4.37                          $3.96                        $3.04

As of December 31, 1998, other information in exercise price ranges for options outstanding and exercisable is as follows:

                                                         Outstanding                                Exercisable
                                       -------------------------------------------------   -------------------------------
                                                       Weighted-
                                                        Average            Weighted-                     Weighted-Average
                                         Number        Remaining            Average          Number       Exercise Price
              Exercise Price Ranges    of Shares    Contractual Life    Exercise Price      of Shares
----------------------------------------------------------------------------------------   -------------------------------
   $5.44 - 6.56                           75,300        2.3 years             $6.09            75,300          $6.09
    8.80 - 12.38                          85,300        4.7 years             10.62            74,500          10.70
   15.44 - 20.38                         136,400        7.7 years             17.94            68,650          17.51
   24.06 - 28.75                         118,500        9.5 years             26.10            11,250          26.50
                                       ===========                                         ============

        Total                            415,500        6.7 years             16.62           229,700          12.00
                                       ===========                                         ============


                                      (25)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 23 --  Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                             1998                           1997                          1996
                                 --------------------------------------------------------------------------------------------
                                          Weighted-                       Weighted-                    Weighted-
                                           Average    Per Share            Average   Per Share          Average    Per Share
Year Ended December 31           Income     Shares      Amount   Income     Shares     Amount  Income    Shares      Amount
-----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common
      stockholders                 $8,456   5,386,371     $1.57    $8,041   5,349,890    $1.50  $7,070   5,391,809     $1.31
                                                      ==========                                                   ==========
                                                                                     ==========
Effect Of Dilutive Stock Options
                                              115,245                         101,183                       94,960
                                 ---------------------          ---------------------          --------------------
Diluted Earnings Per Share
   Income available to common
      stockholders and assumed
      conversions                  $8,456   5,501,616     $1.54    $8,041   5,451,073    $1.48  $7,070   5,486,769     $1.29
                                 ============================================================================================

Options to purchase 28,000 shares of common stock at $28.75 per share and 45,000 shares at $26.50 per share were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


Note 24 --  Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FRB and FHLB Stock--Fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

Interest Receivable/Payable--The fair values of accrued interest receivable/payable approximate carrying values.


                                      (26)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Deposits--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings--The interest rates on short-term borrowings approximate market rates, and thus the fair values approximate carrying values.

FHLB Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current FHLB advance rates for periods comparable to the remaining terms to maturity of these advances.

The estimated fair values of the Company's financial instruments are as follows:

                                                              1998                                 1997
                                               -------------------------------------------------------------------------
                                                   Carrying             Fair            Carrying            Fair
December 31                                         Amount             Value             Amount            Value
------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                          $39,652            $39,652           $27,292           $27,292
   Investment securities available for sale            88,896             88,896            76,256            76,256
   Investment securities held to maturity               9,131              9,267            11,343            11,467
   Loans including loans held for sale, net           531,725            536,490           470,533           472,280
   Stock in FRB and FHLB                                5,031              5,031             4,699             4,699
   Interest receivable                                  5,564              5,564             5,413             5,413

Liabilities
   Deposits                                           590,800            592,634           491,881           492,970
   Short-term borrowings                                5,841              5,841            13,721            13,721
   FHLB advances                                       36,145             36,512            39,615            39,629
   Interest payable                                     2,063              2,063             1,576             1,576



                                      (27)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


Note 25 --  Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            Condensed Balance Sheet

December 31                                                 1998           1997
----------------------------------------------------------------------------------
Assets
   Cash on deposit                                       $     665       $    683
   Investment securities available for sale                     15             15
   Investment in subsidiaries                               67,529         63,581
   Core deposit intangibles and goodwill                        47             75
   Premises and equipment                                    1,735          1,653
   Other assets                                                941            368
                                                        --------------------------

           Total assets                                    $70,932        $66,375
                                                        ==========================

Liabilities                                              $     523      $     638

Stockholders' Equity                                        70,409         65,737
                                                        --------------------------

           Total liabilities and stockholders' equity      $70,932        $66,375
                                                        ==========================



                                      (28)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


                         Condensed Statement of Income

Year Ended December 31                                                              1998        1997       1996
-------------------------------------------------------------------------------------------------------------------
Income
   Dividends from subsidiaries                                                     $5,484      $5,069     $10,795
   Other income                                                                       706         234         120
                                                                                  ---------------------------------
           Total income                                                             6,190       5,303      10,915
                                                                                  ---------------------------------

Expenses
   Amortization of core deposit intangibles, goodwill and fair value
     adjustments                                                                       34          38          43
   Salaries and employee benefits                                                   1,823         915         626
   Compensation expense for stock options                                                                      56
   Premises and equipment                                                             778         161           8
   Professional fees                                                                  165          85          62
   Other expenses                                                                     440         318         218
                                                                                  ---------------------------------
           Total expenses                                                           3,240       1,517       1,013
                                                                                  ---------------------------------

Income before income tax and equity in undistributed income of subsidiaries
                                                                                    2,950       3,786       9,902
   Income tax benefit                                                               1,009         496         297
                                                                                  ---------------------------------

Income before equity in undistributed income of subsidiaries                        3,959       4,282      10,199

   Equity in undistributed (distribution in excess of) income of subsidiaries
                                                                                    4,497       3,759      (3,129)
                                                                                  ---------------------------------

Net Income                                                                         $8,456      $8,041    $  7,070
                                                                                  =================================


                                      (29)

ANB CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In Thousands Except Share Data)


                       Condensed Statement of Cash Flows

Year Ended December 31                                                   1998        1997        1996
-------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $8,456      $8,041      $7,070
   Adjustments to reconcile net income to net cash provided by operating activities
      Equity in undistributed income of subsidiaries                    (4,497)     (3,759)      3,129
      Noncash dividend                                                                          (6,426)
      Depreciation                                                         461          92           8
      Other adjustments                                                   (659)        550         (62)
                                                                    -----------------------------------
           Net cash provided by operating activities                     3,761       4,924       3,719
                                                                    -----------------------------------

Investing Activities
   Net change in marketable equity securities available for sale                        (1)        (14)
   Purchases of premises and equipment                                    (543)     (1,727)        (13)
                                                                    -----------------------------------
           Net cash used by investing activities                          (543)     (1,728)        (27)
                                                                    -----------------------------------

Financing Activities
   Cash dividends                                                       (3,690)     (3,270)     (2,843)
   Proceeds from sale of stock                                               4          12          10
   Stock repurchases                                                      (421)       (565)     (1,782)
   Exercise of stock options                                               406         154         199
   Dividend reinvestment and stock purchase plan                           465         426         425
                                                                    -----------------------------------
           Net cash used by financing activities                        (3,236)     (3,243)     (3,991)
                                                                    -----------------------------------

Net Change in Cash on Deposit                                              (18)        (47)       (299)

Cash on Deposit at Beginning of Year                                       683         730       1,029
                                                                    -----------------------------------

Cash on Deposit at End of Year                                         $   665     $   683     $   730
                                                                    ===================================


                                      (30)